UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material under §240.14a-12

WALKER & DUNLOP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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WALKER & DUNLOP, INC.

7272 Wisconsin Avenue, Suite 1300

Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 1, 2025

10:00 a.m. Eastern Daylight Time

Dear Stockholder:

You are cordially invited to attend our 2025 annual meeting of stockholders to be held on Thursday, May 1, 2025, at 10:00 a.m., Eastern Daylight Time, at

Hilton Garden Inn

7301 Waverly Street

Bethesda, Maryland 20814

for the following purposes:

1.	To elect seven directors from the nominees named in this proxy statement to serve one-year terms expiring at the 2026 annual meeting of stockholders;
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
3.	To vote on an advisory resolution to approve executive compensation; and
4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Only stockholders of record at the close of business on March 7, 2025 will be entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY PRIOR TO THE MEETING BY FOLLOWING THE INSTRUCTIONS FOR VOTING ACCOMPANYING THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR, IF YOU REQUESTED PRINTED COPIES OF THE PROXY MATERIALS, YOUR PROXY OR VOTING INSTRUCTION CARD. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE, AS DISCUSSED IN THIS PROXY STATEMENT.

By Order of the Board of Directors

Name:	Daniel J. Groman
Title:	Executive Vice President, General Counsel and Secretary

Bethesda, Maryland
March 14, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 1, 2025:

The Proxy Statement and Annual Report to Stockholders are available free of charge at http://www.edocumentview.com/WD.

i

ii

WALKER & DUNLOP, INC.

7272 Wisconsin Avenue, Suite 1300

Bethesda, Maryland 20814

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why is this proxy statement being made available?

We have made this proxy statement available to you because you own shares of common stock of Walker & Dunlop, Inc. This proxy statement contains information related to the solicitation of proxies for use at our 2025 annual meeting of stockholders, to be held at 10:00 a.m., Eastern Daylight Time, on Thursday, May 1, 2025 at the Hilton Garden Inn, 7301 Waverly Street, Bethesda, Maryland 20814, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders.

This solicitation is made by Walker & Dunlop, Inc. on behalf of our Board of Directors. Unless otherwise stated, as used in this proxy statement, the terms “we,” “our,” “us” and the “Company” refer to Walker & Dunlop, Inc. The Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) is first being mailed to stockholders beginning on or about March 21, 2025.

Why did I receive a Notice of Internet Availability in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are permitted to furnish our proxy materials over the internet to our stockholders by delivering a Notice of Internet Availability in the mail. The Notice of Internet Availability instructs you on how to access and review the proxy statement and 2024 Annual Report to Stockholders over the internet. The Notice of Internet Availability also instructs you on how you may submit your proxy over the internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering our costs and reducing the environmental impact of our annual meeting.

If you received a Notice of Internet Availability in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability.

What information is presented in this proxy statement?

The information contained in this proxy statement relates to the proposals to be voted on at the annual meeting of stockholders, the voting process, information about our Board of Directors and Board committees, the compensation of our directors and our executive officers for the fiscal year ended December 31, 2024, and other required information.

Who is entitled to vote at the annual meeting?

Only holders of our common stock at the close of business on March 7, 2025, the record date for the annual meeting of stockholders, are entitled to receive notice of the annual meeting and to vote at the annual meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting.

When you vote by following the instructions in the Notice of Internet Availability or, if you requested printed copies of the proxy materials, your proxy or voting instruction card, you appoint Daniel J. Groman and William M. Walker as your representatives to vote your shares of common stock at the annual meeting. Messrs. Groman and Walker, or either of them, will vote your shares of common stock as you instruct. Accordingly, your shares of common stock will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by following the instructions in the Notice of Internet Availability or, if you requested printed copies of the proxy materials, your proxy or voting instruction card, in advance.

Who can attend the annual meeting?

If you are a holder of our common stock at the close of business on March 7, 2025, the record date for the annual meeting, or a duly appointed proxy, you are authorized to attend the annual meeting. You will need to present proof of stock ownership and valid picture identification, such as a driver’s license or passport, before being admitted. If your common stock is held beneficially in the name of a bank, broker or other holder of record (i.e., street name), you must present the proxy card or proof of your ownership by presenting a bank or brokerage account statement reflecting your ownership as of the record date.

Cameras, recording equipment and other electronic devices will not be permitted at the annual meeting. For directions to the annual meeting of stockholders, contact Investor Relations at (301) 202-3207.

What will constitute a quorum at the annual meeting?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on March 7, 2025 will constitute a quorum, permitting the stockholders to conduct business at the annual meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the annual meeting, including for purposes of determining the presence of a quorum at the meeting.

What are the voting rights of stockholders?

As of March 7, 2025, there were 33,968,158 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of common stock outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

How do I vote?

If you hold your shares of common stock directly (i.e., not in a bank or brokerage account), you may vote by attending the meeting and voting in person or you may provide your proxy via the internet, telephone or mail in accordance with the instructions provided on the Notice of Internet Availability or, if you requested printed copies of the proxy materials, your proxy or voting instruction card.

If your shares of common stock are held in street name, you should follow the voting instructions provided to you by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by the internet or by telephone to your broker or nominee. If you provide specific instructions, your broker or nominee will vote your shares of common stock as directed. Additionally, if you want to vote in person and hold your shares in street name, you will need a “legal proxy” from your broker to vote at the annual meeting. Contact your broker or nominee for specific information on how to obtain a legal proxy in order to attend and vote your shares at the meeting.

What is a “broker non-vote”?

A broker non-vote occurs when shares held through a broker are voted on certain proposals but are not voted on other proposals because the broker (i) has not received voting instructions from the stockholder who beneficially owns the shares and (ii) lacks the authority to vote the shares at the broker’s discretion on such proposals. Under New York Stock Exchange (“NYSE”) rules, the election of directors (Proposal 1) and the advisory resolution to approve executive compensation (Proposal 3) are considered to be non-routine matters, and brokers will lack the authority to vote uninstructed shares at their discretion on such proposals. However, the ratification of our independent registered public accounting firm (Proposal 2) is a routine matter, so brokers may vote uninstructed shares at their discretion on Proposal 2. Accordingly, we do not expect any broker non-votes for Proposal 2.

How are votes counted?

If your vote is made in accordance with the instructions in the Notice of Availability or, if you requested printed copies of the proxy materials, your proxy or voting instruction card, and your vote is not revoked, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as directed by you. If you return a signed proxy card but fail to indicate your voting preferences, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as recommended by the Board. The Board recommends a vote “FOR” the election of each of the nominees for our Board of Directors named in this proxy statement (Proposal 1); “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2025 fiscal year (Proposal 2) and “FOR” the advisory resolution to approve executive compensation (Proposal 3).

In the election of directors (Proposal 1), you may either vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the nominees, and for Proposals 2 and 3, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each proposal. For each of Proposals 1, 2 and 3, abstentions and broker non-votes, if any, will not count as votes cast for a proposal and will have no effect on the result of the vote on any proposal.

Will my shares of common stock be voted if I do not provide my proxy and I do not attend the annual meeting?

If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3). Under applicable rules, the bank or broker that holds your shares does not have the ability to vote your uninstructed shares on Proposals 1 or 3 on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote on Proposals 1 or 3, votes will not be cast on your behalf. Your bank or broker will, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 2). If you are a stockholder of record and you do not cast your vote, votes will not be cast on your behalf on any of the items of business at the annual meeting.

May I change my vote?

Yes. You may change or revoke a previously granted proxy at any time before it is exercised by either (i) submitting a later-dated proxy, (ii) delivering a written request to our Secretary at our principal executive offices located at 7272 Wisconsin Avenue, Suite 1300, Bethesda, Maryland 20814 that revokes your previously granted proxy or (iii) attending the annual meeting and voting in person. Please note that attendance at the annual meeting will not, in and of itself, constitute revocation of a previously granted proxy.

If your shares of common stock are held in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker as described above. Please note that attendance at the annual meeting will not, in and of itself, constitute revocation of a previously granted proxy.

How many votes are needed to approve each of the proposals?

A nominee for director shall be elected to the Board of Directors (Proposal 1) if such nominee receives the affirmative vote of a majority of the total votes cast. If a nominee who is an incumbent director does not receive the affirmative vote of a majority of the total votes cast, the director shall offer his or her resignation to the Board of Directors, and the Board will consider whether to accept or reject the director’s offer to resign. Abstentions and broker non-votes will not count as votes cast and will have no effect on the result of the vote on Proposal 1.

Ratification of our independent registered public accounting firm (Proposal 2) and the advisory resolution to approve executive compensation (Proposal 3) will require the affirmative vote of the holders of a majority of the votes cast. Abstentions and broker non-votes, if any, will not count as votes cast for a proposal and will have no effect on the result of the vote on Proposals 2 and 3.

Will any other matters be voted on?

As of the date of this proxy statement, we do not know of any matters that will be presented for consideration at the annual meeting other than those matters discussed in this proxy statement. If any other matters properly come before the annual meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in accordance with the recommendation of the Board or, if no recommendation is given, in their own discretion.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, including the cost of printing, postage and handling. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons’ out-of-pocket expenses.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote at the annual meeting will be available for ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 7272 Wisconsin Avenue, Suite 1300, Bethesda, Maryland 20814, by contacting the Secretary.

How can I obtain a copy of the 2024 Annual Report and the Annual Report on Form 10-K for the year ended December 31, 2024?

You may access, read and print copies of the proxy materials for this year’s annual meeting, including our proxy statement, form of proxy card, and annual report to stockholders, at the following Web address: http://www.edocumentview.com/WD.

We file annual, quarterly and current reports; proxy statements; and other information with the SEC. You may read and copy any reports, statements or other information we file with the Securities & Exchange Commission (“SEC”) on the website maintained by the SEC at www.sec.gov. At the written request of any stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, paper copies of our Annual Report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, except exhibits thereto. If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee. You can request a copy of our Annual Report on Form 10-K, free of charge, by following the instructions on the Notice of Internet Availability or by mailing a written request to: Walker & Dunlop, Inc., Attention: Investor Relations, 7272 Wisconsin Avenue, Suite 1300, Bethesda, Maryland 20814.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different information. You should assume that the information in this proxy statement is accurate only as of the date of this proxy statement, or, where information relates to another date set forth in this proxy statement, as of that date.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Proposal 1: Election of Directors for a One-Year Term Expiring at the 2026 Annual Meeting of Stockholders

Our Board of Directors, or the Board, is currently comprised of seven directors, each with terms expiring at the 2025 annual meeting. Our Nominating and Corporate Governance Committee has recommended to our Board the seven nominees set forth below for election or re-election, as applicable, as directors to serve for one-year terms until the 2026 annual meeting and until their successors are duly elected and qualified. Following the Nominating and Corporate Governance Committee’s recommendation, our Board has nominated those persons set forth below.

Based on its review of the relationships between the director nominees and the Company, and as discussed in greater detail below, the Board has affirmatively determined that, other than our Chairman and Chief Executive Officer, William M. Walker, the following six director nominees are “independent” under the rules of the NYSE: Jeffery R. Hayward, Ellen Levy, Gary S. Pinkus, John Rice, Dana L. Schmaltz and Donna C. Wells.

The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote on the substitute nominee recommended by the Board, or the Board may, as permitted by our bylaws, decrease the size of our Board.

Vote Required

A nominee for director shall be elected to the Board of Directors (Proposal 1) if such nominee receives the affirmative vote of a majority of the total votes cast as to such nominee. If a nominee who is an incumbent director does not receive the affirmative vote of a majority of the total votes cast as to such nominee, the director shall offer his or her resignation to the Board of Directors, and the Board will consider whether to accept or reject the director’s offer to resign. Cumulative voting in the election of directors is not permitted. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH BELOW.

Nominees for Election for a One-Year Term Expiring at the 2026 Annual Meeting of Stockholders

The following table sets forth the name and age of each nominee for director, indicating all positions and offices with us currently held by the director.

Name	Age	Title
William M. Walker	57	Chairman of the Board of Directors and Chief Executive Officer
Jeffery R. Hayward	59	Director
Ellen Levy	55	Director
Gary S. Pinkus	59	Director
John Rice	58	Director
Dana L. Schmaltz	58	Director
Donna C. Wells	63	Director

Set forth below are descriptions of the backgrounds and principal occupations of each of our nominees for director, and the period during which he or she has served as a director. Also set forth below are specific experience, qualifications, skills and attributes that supported the Board’s determination to nominate the director for election or re-election, as applicable.

William M. Walker
Chairman and Chief Executive Officer, Walker & Dunlop, Inc.

Committees: None; member of management

EXPERIENCES, QUALIFICATIONS, SKILLS & ATTRIBUTES

●
Executive leadership, strategic planning and commercial real estate experience as chairman and chief executive officer of Walker & Dunlop
●
Affiliation with leading commercial real estate policy associations
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Previous outside board experience

Mr. Walker has been a member of our Board since July 2010 and a board member of Walker & Dunlop, LLC, our operating company, or its predecessors since February 2000. Mr. Walker has served as our chief executive officer since January 2007. He also previously served as our president from January 2005 to April 2015 and as our executive vice president and chief operating officer from September 2003 to January 2005. Mr. Walker currently serves on the board of the National Multifamily Housing Council and also is a member of the Real Estate Round Table. Mr. Walker received his Bachelor of Arts in Government from St. Lawrence University and his Master’s in Business Administration from Harvard University.

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Jeffery R. Hayward
Retired Chief Administrative Officer, Fannie Mae, a government-sponsored, stockholder-owned corporation

Committees:  Audit and Risk;  Compensation

EXPERIENCES, QUALIFICATIONS, SKILLS & ATTRIBUTES

●
Executive leadership, strategic planning and broad commercial real estate experience as head of multifamily and chief administrative officer at Fannie Mae

Mr. Hayward has been a member of our Board since May 2024. Mr. Hayward served as Fannie Mae’s executive vice president and chief administrative officer from August 2020 until his retirement in December 2023.  Prior to that role, Mr. Hayward served as head of multifamily at Fannie Mae from 2012 to August 2020, first as senior vice president from 2012 to 2014 and then as executive vice president from 2014 to August 2020. During his 36-year tenure at Fannie Mae, Mr. Hayward held many leadership roles, including head of single-family mortgage servicing during the Great Recession.  Mr. Hayward received his Bachelor of Science in Business Management from Widener University.

Ellen Levy, Ph.D.
Managing Director, Silicon Valley Connect, LLC, a management consulting firm

Committees:  Compensation;  Nominating & Corporate Governance (chair)

EXPERIENCES, QUALIFICATIONS, SKILLS & ATTRIBUTES

●
Executive leadership and strategic planning and technology experience as vice president of strategic investments at LinkedIn Corporation
●
Public company board experience

Dr. Levy has been a member of our Board since March 2019. Dr. Levy serves as managing director of Silicon Valley Connect, LLC, a management consulting company she founded. From 2008 to April 2012, Dr. Levy served in various roles at LinkedIn Corporation, a professional social networking internet service, including as its vice president of strategic initiatives from March 2010 to April 2012. From 2021 to 2024, Dr. Levy served as a member of the board of directors of Learn CW Investment Corporation, a blank check company. From 2021 to 2023, Dr. Levy served as a member of the Board of Healthwell Acquisition Corp. I, a special acquisition company. From 2015 to 2020, Dr. Levy served as a member of the board of directors of Instructure, Inc., a publicly traded educational technology company. Dr. Levy received her Bachelor of Science from the University of Michigan and a Masters and Doctorate in cognitive psychology from Stanford University.

● ● ●

Gary Pinkus
Chairman of North America, McKinsey & Company, a global management consulting firm

Committees:  Audit and Risk

EXPERIENCES, QUALIFICATIONS, SKILLS & ATTRIBUTES

●
Executive leadership and strategic planning experience as chairman of McKinsey & Company
●
Public company board experience

Mr. Pinkus has been a member of our Board since June 2024. Mr. Pinkus has served as chairman of McKinsey & Company (“McKinsey”) in North America since 2018. Prior to that role, he served as the managing partner of McKinsey’s North America practice from 2015 to 2018, managing partner of McKinsey’s West Coast practice from 2006 to 2013 and managing partner of McKinsey’s San Francisco office from 2003 to 2006. Mr. Pinkus is also the former global leader of McKinsey’s Private Equity & Principal Investors Practice, which he helped found more than two decades ago. He has served on McKinsey’s Shareholders Council since 2009 and has chaired McKinsey’s Senior Partners Committee since 2019. Mr. Pinkus also previously chaired McKinsey’s Risk, Audit and Governance

Committee, Strategy Committee and Finance and Infrastructure Committee. Mr. Pinkus currently serves on the board of directors of Bloom Energy Corporation, a publicly traded manufacturer of solid oxide fuel cells. He also currently serves on the Board of Trustees of Wake Forest University and as Chair of the U.S. Ski and Snowboard Finance Committee. Mr. Pinkus holds a B.A. in English and Quantitative Economics from Stanford University and an M.B.A. from Harvard Business School.

John Rice
Chief Executive Officer, Management Leadership for Tomorrow, a national non-profit organization

Committees:  Compensation (chair);  Nominating & Corporate Governance

EXPERIENCES, QUALIFICATIONS, SKILLS & ATTRIBUTES

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Executive leadership and strategic planning experience as CEO of Management Leadership for Tomorrow and previously as managing director of NBA Japan, an affiliate of the National Basketball Association
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Marketing experience as director of marketing for Latin America for the National Basketball Association
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Public company board experience

Mr. Rice has been a member of our Board since July 2010 and has served as our Lead Director since June 2024 and also previously served as our Lead Director from September 2010 to June 2012. Mr. Rice is the chief executive officer of Management Leadership for Tomorrow, a national non-profit organization that he founded in 2001. Management Leadership for Tomorrow advances racial equity by elevating the career and economic trajectory of people of color and by changing employer practices to improve outcomes for all. Prior to Management Leadership for Tomorrow, Mr. Rice was an executive with the National Basketball Association from 1996 to 2000, where he served as managing director of NBA Japan and as director of marketing for Latin America. Before joining the National Basketball Association, Mr. Rice spent four years with the Walt Disney Company in new business development and marketing, and two years with AT&T. Mr. Rice is a member of the board of directors and lead director of Opendoor Technologies Inc., a publicly traded digital platform for residential real estate, where he serves as a member of the nominating and corporate governance committee. From 2021 to 2023, Mr. Rice also served on the board of directors of Alpha Partners Technology Merger Corp., a publicly traded blank check company. Mr. Rice also serves on the board of directors of Morgan Stanley Real Estate’s Prime Property Fund, a private fund. Mr. Rice serves on the boards of several non-profits including New Profit, a venture philanthropy fund. Mr. Rice received his Bachelor of Arts from Yale University and his Master’s in Business Administration from Harvard University.

Dana L. Schmaltz
Founder and Partner, Yellow Wood Partners, LLC, a private equity firm focused on the consumer products industry

Committees:  Compensation;  Nominating & Corporate Governance

EXPERIENCES, QUALIFICATIONS, SKILLS & ATTRIBUTES

●
Executive leadership and strategic planning experience as founder and partner at Yellow Wood Partners, LLC
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Experience acquiring and operating several portfolio companies in various roles
●
Chief financial officer experience at Blacksmith Brands, Inc.

Mr. Schmaltz has been a member of our Board since December 2010. Mr. Schmaltz is currently a partner at Yellow Wood Partners, LLC, a private equity firm he founded, which is focused on the consumer products industry. Mr. Schmaltz was the co-founder, director and chief financial officer of Blacksmith Brands, Inc., a privately owned consumer products company that was created in September 2009. As the co-founder and a senior manager of Blacksmith Brands, Mr. Schmaltz was responsible for overseeing the operations of the business with the senior management team, as well as for developing future acquisition opportunities for the company. Prior to founding Blacksmith Brands, Mr. Schmaltz was a managing partner of West Hill Partners, LLC, a Boston-based private equity firm, from 2007 to 2009. Prior to that, Mr. Schmaltz was the president of J.W. Childs Associates, LP, a private equity fund, where he focused on investments in the consumer/specialty retail sector, and served as partner of J.W. Childs from 1997 to 2007. Mr. Schmaltz received his Bachelor of Arts in History from Dartmouth College and his Master’s in Business Administration from Harvard University.

Donna C. Wells
Chief Executive Officer, Valencia Ventures, LLC a strategic consulting and corporate governance firm

Committees:  Audit and Risk (chair); Nominating & Corporate Governance

EXPERIENCES, QUALIFICATIONS, SKILLS & ATTRIBUTES

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Executive leadership and strategic planning experience as president and chief executive officer of Mindflash Technologies
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Chief marketing officer experience at Mint Software, Inc., and marketing leadership responsibilities at Intuit and Expedia
●
Public company board experience

Ms. Wells has been a member of our Board since March 2021. Ms. Wells is chief executive officer of Valencia Ventures, LLC, a strategic consulting and corporate governance firm which she founded. From 2010 to 2017, Ms. Wells served as president and chief executive officer of Mindflash Technologies, Inc., an innovative, venture-backed enterprise software company. From 2007 to 2009, Ms. Wells was chief marketing officer at Mint Software, Inc. (“Mint”) where she led the growth strategy for this mobile personal finance software company from product launch to the company’s acquisition by Intuit. Prior to Mint, Ms. Wells led US marketing for Intuit and the Expedia Group, roles which drew on her 20 years of experience in strategic marketing with leading brands including The American Express Company and The Charles Schwab Corporation. Ms. Wells is a member of the board of directors of Mitek Systems, Inc., a publicly traded software development company, where she is the chair of the nominating and governance committee and has served as a member of the audit and compensation committees. Ms. Wells was previously a director and risk committee member at Boston Private Financial Holdings, Inc., a publicly traded bank holding company from 2014 to 2018, and as a director and audit committee member at Apex Technology Acquisition Corporation, a publicly traded special acquisition company, from 2019 to its merger in 2021 with enterprise software provider AvePoint. She also serves on the board of Betterment Holdings, Inc., a leading independent digital wealth management platform. In September 2019, Ms. Wells was appointed by the Center for Entrepreneurial Studies at the Stanford University Graduate School of Business as a Lecturer in Management. She holds a Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania, and a Master’s in Business Administration from Stanford University.

Corporate Governance Information

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Accordingly, our Board has adopted and maintains the following corporate governance guidelines, codes and charters:

●	Corporate Governance Guidelines;
●	Code of Business Conduct and Ethics;
●	Code of Ethics for Principal Executive Officer and Senior Financial Officers;
●	Charter of the Audit and Risk Committee of the Board of Directors;
●	Charter of the Compensation Committee of the Board of Directors;
●	Charter of the Nominating and Corporate Governance Committee of the Board of Directors; and
●	Complaint Procedures for Accounting and Auditing Matters.

From time to time, we may revise the above-mentioned corporate governance guidelines, codes and charters in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Please visit our website at www.walkerdunlop.com to view or obtain a copy of the current version of any of these documents. We will provide any of the above-mentioned documents, free of charge, to any stockholder who sends a written request to:

Walker & Dunlop, Inc.

Attn: Investor Relations

7272 Wisconsin Avenue, Suite 1300

Bethesda, Maryland 20814

References to our website address throughout this proxy statement are for informational purposes only, or to fulfill specific disclosure requirements of the SEC’s rules. These references are not intended to, and do not, incorporate the contents of our website by reference into this proxy statement.

Director Independence

Our bylaws and Corporate Governance Guidelines conform to the NYSE rules, which require us to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent directors.

To adequately assess and ensure that (i) at least a majority of our directors qualify as independent and (ii) each of the Board committees is comprised of solely independent directors, the Board assesses annually the independence of all directors and director nominees. In accordance with the independence criteria established by the Board from time to time, our Board considers all relevant facts and circumstances in order to make an affirmative determination as to whether any director has a direct or indirect material relationship to the Company. In assessing the materiality of a director’s or nominee’s relationship with the Company, the Board considers the issues from the director’s or nominee’s standpoint and from the perspective of the persons or organization with which the director or nominee has an affiliation. Our Board has evaluated the status of each current director and each director nominee, and has affirmatively determined, after considering the relevant facts and circumstances and the independence standards set forth above, that each of Jeffery R. Hayward, Ellen Levy, Gary S. Pinkus, John Rice, Dana L. Schmaltz and Donna C. Wells is independent, as defined in the NYSE rules, and that none of these directors have a material relationship with us. In evaluating Mr. Rice’s independence, the Board considered the payment in 2024 of $53,750 by us to Management Leadership for Tomorrow (“MLT”), a not-for-profit entity of which Mr. Rice serves as chief executive officer, in connection with certain human resources consulting services.

Board Leadership Structure

Mr. Walker serves as the Company’s Chairman and Chief Executive Officer. The Board has determined that combining the Chairman and Chief Executive Officer positions is the appropriate leadership structure for the Company and believes that combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making and alignment on corporate strategy.

Nevertheless, the Board understands that the structure of the Board must encourage the free and open dialogue of competing views and provide for strong checks and balances. Specifically, an effective governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

The Board is committed to maintaining a “Lead Director” as a matter of good corporate governance. The Lead Director is an independent director consistent with criteria established by the NYSE and will be selected on an annual basis by a majority of the independent directors then serving on the Board. The role of the Lead Director is to serve as liaison between (i) the Board and management, including the Chief Executive Officer, (ii) independent directors and (iii) interested third parties and the Board. The Lead Director serves as the focal point of communication to the Board regarding management plans and initiatives and ensures that the role between board oversight and management operations is respected. The Lead Director reviews and provides input on full Board meeting agendas, and plays a central role in developing, managing and overseeing our annual Board self-assessment process along with the Chair of the Nominating and Corporate Governance Committee. The Lead Director acts as chairman of executive sessions of our independent directors and also provides the medium for informal dialogue with and among independent directors, allowing for free and open communication within that group. For example, the Lead Director frequently holds informal conference calls with our independent directors prior to our quarterly Board meetings to discuss any issues the directors would like raised at the Board meetings. In addition, the Lead Director serves as the communication conduit for third parties who wish to communicate with the Board. Our current Lead Director is Mr. Rice.

The Board carefully considers the effectiveness of the Board leadership structure at least annually in connection with its self-assessment.

Management Succession Planning

At least annually, Mr. Walker, our CEO, and our Executive Vice President & Chief Human Resources Officer (the “CHRO”) provide an in-depth succession planning report to our Compensation Committee detailing succession plans for our CEO and our other executive officers and certain other members of management considering long-term, medium-term and short-term options. The Compensation Committee’s discussion and views and the written succession plan presented to the Committee are also reported to the full Board. Additionally, the Board also has ongoing exposure to, and regular interaction with, succession candidates through their periodic participation in Board meetings and/or engagement outside of Board meetings.

Executive Sessions of Non-Management and Independent Directors

Pursuant to our Corporate Governance Guidelines and the NYSE rules, in order to promote open discussion among independent directors, our Board devotes a portion of each regularly scheduled Board meeting to executive sessions of only independent directors. See “— Director Independence” for a list of our independent directors. The Lead Director acts as chairman of each of the executive sessions described above.

Communications with the Board

Stockholders and other interested parties may communicate with the Board (i) by sending any correspondence they may have in writing to the “Lead Director” c/o the Executive Vice President, General Counsel & Secretary of Walker & Dunlop, Inc., at 7272 Wisconsin Avenue, Suite 1300, Bethesda, Maryland 20814, who will then directly forward such correspondence to the Lead Director, or (ii) by e-mailing correspondence directly to the Lead Director at leaddirector@walkerdunlop.com. The Lead Director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board.

Board Meetings and Director Attendance

Pursuant to our Corporate Governance Guidelines, (i) we are required to have at least four regularly scheduled Board meetings in each calendar year and additional unscheduled Board meetings may be called upon appropriate notice at any time to address specific needs of the Company; and (ii) directors are expected to attend, in person or by telephone or video conference, all Board meetings and meetings of committees on which they serve. Our Board held nine Board meetings in 2024. Each of our directors serving on the Board in 2024 attended at least 75% of the total regularly scheduled and special meetings of the Board and the committees on which he or she served. Additionally, pursuant to our Corporate Governance Guidelines, the directors are encouraged, but not required, to attend our annual meetings of stockholders. One of the seven directors elected to the Board at the 2024 annual meeting of stockholders attended the meeting.

Criteria for Board Membership

The Board has adopted a policy to be used for considering potential director candidates to further the Nominating and Corporate Governance Committee’s goal of ensuring that our Board consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board. However, at a minimum, candidates for director must possess:

●	high integrity;
●	an ability to exercise sound judgment;
●	an ability to make independent analytical inquiries;
●	a willingness and ability to devote adequate time and resources to diligently perform Board duties; and
●	a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned minimum qualifications, the Nominating and Corporate Governance Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

●	contribution to the Board’s range of background, skills and experience;
●	personal qualities and characteristics, accomplishments, and reputation in the business community;
●	knowledge and contacts in the communities in which the Company conducts business and in the Company’s industry or other industries relevant to the Company’s business;
●	ability and willingness to devote sufficient time to serve on the Board and committees of the Board;
●	knowledge and expertise in various areas deemed appropriate by the Board;
●	fit of the individual’s skills, experience, and personality with those of other directors in maintaining an effective, collegial and responsive Board;
●	whether the person’s nomination and election would enable the Board to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC; and
●	whether the person would qualify as an “independent” director under the NYSE’s listing standards and our Corporate Governance Guidelines.

Neither the Nominating and Corporate Governance Committee nor the Board has adopted a formal policy with respect to diversity of its directors. In connection with its overall director candidate review, the Nominating and Corporate Governance Committee does consider diversity of experience in areas that are relevant to the Company’s activities, including, for example, experience in commercial real estate, commercial lending, technology and finance and experience as a board member of a publicly traded company. The Nominating and Corporate Governance Committee also remains committed to ensuring that a broad pool of candidates are considered when selecting new Board nominees. Directors must be willing and able to devote sufficient time to carrying out their duties effectively. The Nominating and Corporate Governance Committee takes into account the other demands on the time of a candidate, including, for example, occupation and memberships on other boards.

The Nominating and Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including (i) Nominating and Corporate Governance Committee members and other members of the Board, (ii) our stockholders and (iii) others as it deems appropriate. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in identifying qualified director candidates. Gary S. Pinkus was initially recommended to the Nominating and Corporate Governance Committee by our Chairman and Chief Executive Officer.

As part of the identification process, the Nominating and Corporate Governance Committee considers the number of expected director vacancies and whether existing directors have indicated a willingness to continue to serve as directors if re-nominated. Once a director candidate has been identified, the Nominating and Corporate Governance Committee will then evaluate this candidate in light of their qualifications and credentials, and any additional factors that it deems necessary or appropriate. Existing directors who are being considered for re-nomination will be re-evaluated as part of the Nominating and Corporate Governance Committee’s process of recommending director candidates. The Nominating and Corporate Governance Committee will consider all persons recommended by stockholders in the same manner as all other director candidates, provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws and summarized below.

After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee will recommend to the Board the nomination of a number of candidates equal to the number of director vacancies that will exist at the annual meeting of stockholders. The Board will then select the Board’s director nominees for stockholders to consider and vote upon at the stockholders’ meeting.

Board Refreshment

The Board refreshes its membership through a combination of adding or replacing directors to achieve the appropriate balance of maintaining longer-serving directors with deep institutional knowledge of the Company and adding directors who bring a fresh perspective. At the time of our Initial Public Offering (IPO) in 2010, the Board was comprised of eight directors, six of whom were not members of management and five of whom were independent. Since our IPO:

●	four of the six non-management directors and one management director who were serving on the Board as of our IPO have left the Board;
●	the Lead Director and the chairs of the Audit and Risk, Compensation and Nominating and Corporate Governance Committees have changed, and all three current members of our Audit and Risk Committee joined the Board after our IPO; and
●	the majority of our non-management directors have a tenure of fewer than six years.

Engagement with Stockholders

We engage frequently and actively with our stockholder base through participation in conferences, non-deal roadshows in partnership with sell side analysts, and company-organized one-on-one or group meetings and conference calls. In 2024, we traveled for various in-person investor conferences and meetings, but it is apparent that virtual meetings remain the preference for many investors. Virtual meetings are a very efficient way to conduct a day of meetings with investors across the world, and as a result, we will continue to participate in virtual events (in combination with in-person meetings) for the foreseeable future. A summary of 2024 in-person and virtual outreach is listed below:

●	participated in ten investor conferences and four non-deal road shows hosted by sell side analysts;
●	held 107 total meetings with investors and analysts; and
●	held our 2024 annual meeting of stockholders in person.

During these meetings, we discussed macroeconomic conditions affecting our competitive environment and our business, our financial and operating results, our five-year business strategy, our corporate governance and other matters of executive compensation and our environmental, social and governance (“ESG”) initiatives.

Our Strategy and Alignment of Director Skills and Experience

We have a track record of setting long-term growth plans with quantitative financial objectives. Consistent with that approach, in 2020, we adopted an ambitious five-year business strategy, named Drive to ‘25.

Our Drive to ‘25 strategy is centered around growing debt financing volume, expanding our property sales platform, growing our servicing portfolio, building investment banking and asset management capabilities, and achieving environmental and social goals. Our Drive to ‘25 strategy includes the following five-year operational, financial and ESG targets to be achieved by year-end 2025:

Operational	Financial	ESG
● $65B+ in Annual Debt Financing Volume, including $5B+ in Annual Small Balance Loans ● $160B+ Servicing Portfolio Balance ● $25B+ in Annual Property Sales Volume ● $10B+ in Assets Under Management	● $2B in Annual Total Revenues ● At least $13.00 per share in Annual Diluted Earnings Per Share (“EPS”)	● Originate a Cumulative $60B of Affordable Housing Debt Financing Volume from 2021 – 2025 ● Reduce Greenhouse Gas (“GHG”) Emissions Intensity ● Donate 1% of Annual Income from Operations to Non-profits

To achieve these ambitious targets, we are focusing on the following areas:

●	defending our market position as a leading provider of capital to multifamily borrowers;
●	expanding our loan origination and property sales teams through retention, recruiting and acquisition;
●	expanding our capabilities and service offerings in the affordable housing sector, including debt financing, low income housing tax credit equity investment, structured equity solutions and property sales capabilities;
●	developing and deploying direct to client software solutions that enhance engagement with our customers, and within the business to improve efficiencies across our operations;
●	establishing commercial real estate investment banking and advisory capabilities;
●	growing our existing commercial real estate investment management activities through organic fundraising activities and via acquisitions; and
●	continuing to invest in programs that enhance our overall ESG impact as described below in “ENVIRONMENTAL, SOCIAL AND GOVERNANCE.”

Successful execution of our growth strategy involves organic growth, recruiting additional bankers and brokers, business acquisitions and successful integration of the people and businesses we acquire and developing and implementing proprietary technology to improve our product and service offerings and the efficiency of our business operations. The Board believes that, collectively, the nominees bring to the Board, through a variety of backgrounds and experiences, including through education, direct hands-on experience and managerial roles, a diverse range of skills and experience in relevant areas that align with our growth strategy, as depicted in the following table:

Stockholder Recommendations of Director Nominees

For nominations for election to the Board to be properly brought before an annual meeting by a stockholder, the stockholder must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws. These notice provisions require that nominations for directors must be received by the Secretary at our principal executive offices (the “Stockholder Notice”) not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, such Stockholder Notice to be timely must be so delivered not earlier than the 150th day prior to such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. See also “OTHER MATTERS — Stockholder Proposals and Nominations for the 2026 Annual Meeting.”

Code of Ethics for Principal Executive Officer and Senior Financial Officers; Code of Business Conduct and Ethics

We have adopted the Code of Ethics for Principal Executive Officer and Senior Financial Officers, which is applicable to our Chief Executive Officer, Chief Financial Officer and all other senior financial officers. This code is intended to:

●	deter wrongdoing;
●	encourage honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●	promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;
●	ensure compliance with applicable governmental laws, rules and regulations;
●	support the prompt internal reporting of violations of the Code of Ethics for Principal Executive Officer and Senior Financial Officers to the appropriate persons identified in the Code of Ethics for Principal Executive Officer and Senior Financial Officers; and
●	create accountability for adherence to the Code of Ethics for Principal Executive Officer and Senior Financial Officers.

We have also adopted the Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees. This code covers areas of professional conduct, including honest and ethical conduct, conflicts of interest, public disclosure, compliance with all applicable laws, rules and regulations, corporate opportunities, confidentiality, fair dealing and the protection and proper use of Company assets.

We have posted both our Code of Ethics for Principal Executive Officer and Senior Financial Officers and Code of Business Conduct and Ethics to our website and intend to promptly post any waiver or amendment of our Code of Ethics for Principal Executive Officer and Senior Financial Officers to our website.

In addition to the Code of Ethics for Principal Executive Officer and Senior Financial Officers and Code of Business Conduct and Ethics, our Audit and Risk Committee has in place a whistleblower reporting procedure that enables it to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. The procedures in place permit our employees to confidentially and anonymously submit their concerns regarding questionable accounting or auditing matters directly to the Audit and Risk Committee. Upon receiving a concern or complaint pursuant to these procedures, the individual designated by our Chief Executive Officer as our compliance officer (currently, our Executive Vice President, General Counsel and Secretary, Daniel J. Groman) or the Chair of the Audit and Risk Committee, will:

●	determine whether the complaint or concern is an accounting complaint and, when possible, acknowledge receipt of the complaint or concern to the reporting person;
●	review the complaint in a manner determined by and with the oversight of the Audit and Risk Committee and with input from the compliance officer or such other persons, including any third-party investigators, as the Audit and Risk Committee determines to be appropriate;

●	appoint one or more internal and/or external investigators to promptly and fully investigate such accounting complaints under the supervision of the compliance officer and, as may be appropriate, the Audit and Risk Committee;
●	provide the reporting person, to the extent possible and appropriate, the name and contact information for the investigator(s) assigned to the accounting complaint;
●	maintain confidentiality to the fullest extent possible, consistent with the need to conduct an adequate review;
●	coordinate with other Board committees and government authorities, as appropriate, to the extent that an accounting complaint relates to an ongoing government audit, inspection or investigation;
●	obtain advice and assistance from and retain, at the Company’s expense, investigators, internal or outside legal counsel and other advisors, as may be appropriate; and
●	take prompt and appropriate corrective or remedial action when and as warranted in the judgment of the Audit and Risk Committee.

Insider Trading Policy

The Company has adopted an insider trading policy governing the purchase, sale and other dispositions of the Company’s securities that applies to all personnel of the Company and its subsidiaries, including directors, officers and employees and other covered persons that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable listing standards of the New York Stock Exchange.

Risk Oversight

The Board continuously monitors risk oversight and designates one meeting each year at which the Board works with management to conduct an in-depth review of the Company’s strategic plans and identify the principal issues and risks to its ongoing operations and accomplishing its strategy. While the full Board has primary responsibility for risk oversight, it utilizes its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee’s expertise or charter. The Board believes that the composition of its committees, and the distribution of the particular expertise of each committee’s members, makes this an appropriate structure to more effectively monitor the risks that relate to the committees’ respective oversight authorities. In accordance with NYSE Corporate Governance Standards, the Audit and Risk Committee charter assigns to the Audit and Risk Committee the responsibility to review our policies and procedures with respect to risk assessment and risk management. In 2024, we also appointed a Chief Risk Officer to oversee the key risks and risk management controls of the Company. The Audit and Risk Committee receives regular reports from our Executive Vice President, General Counsel and Secretary, our Chief Risk Officer and our SVP of Internal Audit on the Company’s inventory of key risks and the risk management controls and other monitoring mechanisms related to the risks and how management identifies new and emerging risks. As it relates to specific risks, the Audit and Risk Committee oversees our financial statements, internal control over financial reporting, compliance with legal and regulatory requirements, the performance of our internal audit function and cybersecurity risk. The Audit and Risk Committee receives quarterly reports from our Chief Information Security Officer and our Chief Information Officer on our cybersecurity risks and meets in executive session with our Chief Information Security Officer following such reports. Additionally, the Chief Information Security Officer oversees our information security team, which works in partnership with our internal audit department to review information technology-related internal controls with our external auditors as part of the overall internal controls process.

An important feature of the Board’s risk oversight function is to receive regular updates at each quarterly Board meeting from its committees and management. For example, each year our senior management will work with the SVP of Internal Audit, who reports directly to the Audit and Risk Committee, to develop an audit plan designed to address key corporate governance controls, financial reporting and internal control risks and pre-implementation reviews of significant corporate projects. This plan will subsequently be approved by the Audit and Risk Committee, and our internal auditors will report the audit results to the Audit and Risk Committee on a quarterly basis, or more frequently as needed. The SVP of Internal Audit also meets with the Audit and Risk Committee in executive session at least quarterly. In addition, our Executive Vice President, General Counsel & Secretary meets regularly with the Audit and Risk Committee and the Nominating and Corporate Governance Committee and provides them with regular updates regarding material litigation and legal and regulatory compliance matters.

The Compensation Committee is responsible for overseeing compensation risk, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee is charged with monitoring our equity-based compensation plans, including employee benefit plans. The Nominating and Corporate Governance Committee oversees risk related to our overall governance, including Board and committee composition, Board size and structure, director independence, ethical and business conduct and ESG risks.

The full Board is kept informed of each committee’s risk oversight and related activities through standard reports to the Board by each committee chairman, frequent non-member attendance at committee meetings and committee meeting materials, minutes and resolutions which are made available to all directors. Current and emerging strategic, operational and competitive risks are presented and discussed at the Board’s regular quarterly meetings. In addition to receiving direct information from its committees, the Board receives updates directly from members of management. For example, a committee of senior management comprised of representatives of our balance sheet loan origination, loan underwriting, loan servicing, accounting, legal, human resources, investment advisory, broker-dealer, information security, investor relations, internal audit, tax credit syndication and treasury groups meet monthly to discuss current and emerging risks that we face and prepare a written report to the full Board at least quarterly, describing key risks faced by us and how they are addressed. We also have an information technology risk committee comprised of senior managers in our information technology, including our Chief Information Security Officer, loan origination, loan servicing, accounting, and legal groups that meets monthly to review information security risks and the development and implementation of policies and procedures and other controls to mitigate cybersecurity and other information security risks. Our Chief Information Security Officer provides a report to our management risk committee on the activities of the information technology risk committee, and the management risk committee, in turn, reports regularly to the full Board on its activities.

Additionally, as needed between Board meetings, Mr. Walker, our Chairman and Chief Executive Officer, reports to the Board on the critical issues we face and recent developments in our business units, including identified risks. The Board believes the leadership structure described in “— Board Leadership Structure” above facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Director and working through its committees, including the independent Audit and Risk Committee, to proactively participate in the oversight of management’s actions.

Board Committees

The Board has a standing Audit and Risk Committee, Compensation Committee and Nominating and Corporate Governance Committee. All members of the committees described below are “independent” under NYSE rules as discussed under “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE — Corporate Governance Information — Director Independence.” In addition, the members of the Audit and Risk and Compensation Committees satisfy the additional independence criteria applicable to members of such committees under SEC and NYSE rules.

The table below provides membership information for each of the Board committees as of March 7, 2025 and the number of meetings held by each committee in 2024:

Nominating and
	Audit and				Corporate
	Risk		Compensation		Governance
Name	Committee		Committee		Committee
Jeffery R. Hayward	X		X
Ellen Levy			X		X	*
Gary S. Pinkus	X	†
John Rice			X	*	X
Dana L. Schmaltz			X		X
Donna C. Wells	X	*†			X
2024 Meetings	6		7		7
*	Committee Chair
†	Audit Committee Financial Expert

Audit and Risk Committee

Our Audit and Risk Committee consists of Jeffery R. Hayward, Gary S. Pinkus and Donna C. Wells, three of our independent directors, with Ms. Wells serving as the Chair of the Audit and Risk Committee. Each of Ms. Wells and Mr. Pinkus qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations. Our Board has also determined that each Audit and Risk Committee member is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit and Risk Committee charter that details the principal functions of the Audit and Risk Committee, including oversight related to:

●	our accounting and financial reporting processes;
●	the integrity of our consolidated financial statements and financial reporting processes;
●	our systems of disclosure controls and procedures and internal control over financial reporting;
●	our compliance with financial, legal and regulatory requirements;
●	the annual independent audit of the Company’s financial statements, the engagement and retention of the registered independent public accounting firm and the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;
●	the performance of our internal audit function;
●	our policies and procedures with respect to risk assessment and risk management, including key risks to which we are subject, such as cybersecurity risk, credit risk, liquidity risk and market risk, and the steps that management has taken to monitor and control exposure to such risks, which is overseen in consultation with our management, and the full Board, as appropriate; and
●	review and approval of any related party transactions.

The Audit and Risk Committee is responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit and Risk Committee also prepares the Audit and Risk Committee report required by SEC regulations to be included in our annual proxy statement.

Our Audit and Risk Committee charter and the corporate governance rules of the NYSE require that, in the event a director simultaneously serves on the audit committee of more than three public companies, including us, the Board must determine that such simultaneous service would not impair the ability of that member to effectively serve on our Audit and Risk Committee and disclose that determination. None of our Audit and Risk Committee members serves on the audit committees of more than three public companies (including our Audit and Risk Committee).

The Audit and Risk Committee met six times in 2024.

Compensation Committee

Our Compensation Committee consists of Jeffery R. Hayward, Ellen Levy, John Rice and Dana L. Schmaltz, four of our independent directors, with Mr. Rice serving as the Chair of the Compensation Committee. We have adopted a Compensation Committee charter that details the principal functions of the Compensation Committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our executive officers’ compensation, evaluating our executive officers’ performance in light of such goals and objectives and determining and approving the remuneration of our executive officers based on such evaluation;
●	reviewing and approving the compensation of our executive officers, subject to the terms and conditions of any pre-existing employment agreements;
●	reviewing and evaluating, as it deems appropriate, the compensation for directors, including board committee retainers, meeting fees, equity-based compensation and such other forms of compensation as the compensation committee may consider appropriate and recommending to the Board, as appropriate, changes to such compensation;
●	reviewing our executive compensation policies and plans;
●	reviewing and monitoring: (1) the development and implementation of goals established from time to time for our performance with respect to ESG initiatives, (2) the development of metrics to gauge progress toward achievement of those goals, and (3) our progress against those goals;
●	implementing and administering our incentive and equity-based compensation plans;
●	determining the number and terms of equity awards to be granted to our directors, executive officers and other employees pursuant to these plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing the Company’s policies and procedures with respect to risk assessment and risk management for compensating all employees, including non-executive officers, and reporting its findings to the Board.

Pursuant to its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members.

Under its charter, the Compensation Committee has authority to retain compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties. The Compensation Committee engaged Pay Governance LLC (“Pay Governance”) in 2024 to act as its compensation consultant. Pay Governance reported directly to the Compensation Committee and the Compensation Committee had the sole authority to terminate the engagement.

Pay Governance’s primary roles for 2024 were to:

●	re-assess the peer group identified by our Compensation Committee in 2023 against which our 2024 performance and non-employee director and executive pay should be examined;
●	advise on the performance metrics, rigor of performance goals and structure of our 2024 annual cash incentive plan and our 2024-2026 long-term performance share plan;
●	evaluate our executive compensation programs and provide recommendations regarding executive compensation strategy and policies, including a review of philosophy, comparative review of total direct compensation at our peer group companies (for example, base salary, short- and long-term incentives and mix of pay, as applicable), and provide insight related to potential enhancements and/or modifications;
●	assess the alignment of executive officer compensation to our performance;
●	assess the competitiveness of outside director total compensation;
●	evaluate and analyze our compensation policies and practices for our executive officers and our loan origination staff to determine whether they create risks that are reasonably likely to have a material adverse effect on us;
●	review the Compensation Discussion and Analysis and Pay-Versus-Performance disclosures in our annual proxy statement;
●	advise the Compensation Committee on executive and director compensation trends and best practices; and
●	attend selected Compensation Committee meetings.

Pay Governance did not provide any other services to the Company. The Compensation Committee concluded that Pay Governance had no conflicts of interest during fiscal year 2024. In reaching this conclusion, the Compensation Committee considered all relevant factors, including the six independence factors relating to committee advisors that are specified in the NYSE rules. These factors are:

●	the provision of other services to the company by an advisor’s employer;

●	the amount of fees received from the company by an advisor’s employer as a percentage of the total revenue of the advisor’s employer;
●	the policies and procedures of an advisor’s employer that are designed to prevent conflicts of interest;
●	any business or personal relationship of an advisor with a member of the committee;
●	any stock of the company owned by an advisor; and
●	any business or personal relationship of an advisor or the advisor’s employer with an executive officer of the Company.

For further discussion of the role of the Compensation Committee in the executive compensation decision-making process, and for a description of the nature and scope of Pay Governance’s assignments, see the section titled “COMPENSATION DISCUSSION AND ANALYSIS.”

Our Compensation Committee considers the recommendations of Mr. Walker regarding any Company and individual performance targets, assessments of performance and compensation levels generally for our executive officers. Mr. Walker presents a self-assessment of his own individual performance to the Compensation Committee and makes recommendations regarding his own compensation, but the Compensation Committee considers the compensation determination without Mr. Walker and other members of management being present. Senior members of the human resources, legal, finance and accounting departments may also provide input to the Compensation Committee concerning matters relevant to the compensation plans and amounts, including compensation plan structure, individual and company-specific performance achievements and the impacts of the compensation plans and related payments on the Company’s financial performance, but neither they, nor any other employee of the Company, are present for executive sessions of the Compensation Committee.

The Compensation Committee met seven times in 2024.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Ellen Levy, John Rice, Dana L. Schmaltz and Donna C. Wells, four of our independent directors, with Ms. Levy serving as the Chair of the Nominating and Corporate Governance Committee. We have adopted a Nominating and Corporate Governance Committee charter that details the principal functions of the Nominating and Corporate Governance Committee, including:

●	identifying and recommending to the Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
●	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;
●	overseeing the Board’s compliance with financial, legal and regulatory requirements and its ethics program as set forth in the Company’s Code of Business Conduct and Ethics and the Code of Ethics for Principal Executive Officer and Senior Financial Officers;
●	reviewing and making recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;
●	recommending to the Board nominees for each Board committee;
●	overseeing our efforts with regard to ESG matters; and
●	overseeing the annual evaluation process for the Board, management and the other committees of the Board, as required by applicable law, regulations and the NYSE corporate governance listing standards.

The Nominating and Corporate Governance Committee met seven times in 2024.

AUDIT-RELATED MATTERS

Proposal 2:   Ratification of Appointment of Independent Registered Public Accounting Firm

Our consolidated financial statements for the year ended December 31, 2024 were audited by KPMG LLP, which served as our independent registered public accounting firm for the last fiscal year. The Audit and Risk Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2025. We have been advised by KPMG LLP that representatives of KPMG LLP will be present at our 2025 annual meeting. These representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Sarbanes-Oxley Act of 2002 requires the Audit and Risk Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Nevertheless, our Board is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of KPMG LLP, the Audit and Risk Committee may reconsider the appointment or may retain KPMG LLP or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment, the Audit and Risk Committee may select another firm if it determines such selection to be in our and our stockholders’ best interest.

Vote Required

The ratification of the appointment of KPMG LLP requires the affirmative vote of the holders of a majority of the votes cast. Abstentions and broker non-votes, if any, will not count as votes cast with respect to the proposal and will have no effect on the result of the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

Disclosure of KPMG LLP Fees for the Years Ended December 31, 2024 and December 31, 2023

The following table shows the fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2024 and December 31, 2023, and fees billed for other services rendered by KPMG LLP during those periods:

	2024	2023
Audit Fees(1)	$1,938,685	$1,841,050
Audit-Related Fees(2)	130,000	123,375
Tax Fees(3)	617,805	476,061
All Other Fees(4)	6,000	6,000
Total	$2,692,490	$2,446,486
(1)	Audit Fees include fees for audits of our 2024 and 2023 consolidated financial statements and an audit of an unconsolidated joint venture entity.
(2)	Audit-Related Fees include fees for our statutory and regulatory compliance audits.
(3)	Tax Fees include fees for tax compliance and advisory services.
(4)	All Other Fees includes fees relating to management’s participation in a KPMG LLP executive leadership program.

All services provided by KPMG LLP to us since we became a public company have been pre-approved by the Audit and Risk Committee, either pursuant to the Audit and Risk Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit and Risk Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence from us.

Pre-Approval Policies and Procedures

The Audit and Risk Committee’s policy is to review and pre-approve, either pursuant to the Audit and Risk Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit and Risk Committee, any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which the Audit and Risk Committee will review and reassess annually, a list of specific services within certain categories of services, including audit and audit-related services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit and Risk Committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit and Risk Committee. The Audit and Risk Committee has delegated authority to its Chair to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $100,000. The Audit and Risk Committee Chair must report all pre-approval decisions to the Audit and Risk Committee at its next scheduled meeting and provide a description of the terms of the engagement, including:

●	the type of services covered by the engagement;
●	the dates the engagement is scheduled to commence and terminate;
●	the estimated fees payable by us pursuant to the engagement;
●	other material terms of the engagement; and
●	such other information as the Audit and Risk Committee may request.

Report of the Audit and Risk Committee

One of the Audit and Risk Committee’s principal purposes is to assist the Board in overseeing the integrity of our consolidated financial statements. Our management team has the primary responsibility for our consolidated financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls and procedures. KPMG LLP, our independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles (“GAAP”). In carrying out its responsibilities, the Audit and Risk Committee reviewed and discussed our audited consolidated financial statements as of and for the year ended December 31, 2024 with our management and representatives of KPMG LLP. Management represented to the Audit and Risk Committee that our consolidated financial statements were prepared in accordance with GAAP.

The Audit and Risk Committee is also responsible for assisting the Board in overseeing the qualification, independence and performance of our independent registered public accounting firm. The Audit and Risk Committee discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit and Risk Committee received the written disclosures from KPMG LLP, as well as engaged in a dialogue, as required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit and Risk Committee concerning independence, and discussed with KPMG LLP the independence of KPMG LLP from us. The Audit and Risk Committee also has considered whether the provision of any non-audit services, and any fees charged for such non-audit services, by KPMG LLP are compatible with maintaining the independence of KPMG LLP from us.

Based on the reviews and discussions described above, the Audit and Risk Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024.

Respectfully submitted, The Audit and Risk Committee of the Board of Directors Donna C. Wells (Chair) Jeffery R. Hayward Gary S. Pinkus

The Audit and Risk Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

We understand the importance of operating our business in a socially responsible and environmentally sustainable manner in order to maximize stockholder value, and we regularly consider ways to improve our internal culture and the communities in which we operate while also supporting our clients in their sustainability efforts.

Our key ESG efforts include:

Human Capital and Workforce Excellence

We believe the foundation of our success begins with hiring and developing a highly skilled and motivated employee base. All employees take part in our rigorous goal setting and performance review each year. In 2024, we continued various mentoring and sponsorship programs, learning initiatives, and employee support and outreach efforts to support the ongoing development and advancement of all of our employees. We believe that our culture is extremely strong today, as evidenced by the results of our 2024 Great Place to Work® survey, which revealed that 90% of respondents feel that we are a great place to work and 94% believe our leadership is honest and ethical in its business practices.

We monitor and evaluate various talent metrics and report out to management monthly on various important metrics, including hiring, turnover and promotions. Our voluntary annualized turnover rate was 8%, and our average tenure was 5 years for the year ended December 31, 2024.

We offer eight employee resource groups (“ERGs”) to foster connection between employees from a wide variety of backgrounds. Our ERGs are open to all employees. We are purposeful in our drive to promote a workplace where all of our employees feel welcome, are engaged and can develop within the Company. We are committed to driving our long-term performance in part through our various human capital efforts, consistent with applicable law. We do not make employment decisions on the basis of any legally protected characteristic.

Community Outreach

It is our policy to give back to the communities in which we operate, and overall, to financially support the fight against homelessness, food scarcity and improve education nationwide in the United States. We included a community giving target of 1% of annual income from operations in our Drive to ‘25 corporate strategy, and in 2024, we contributed $1.6 million, or 1.21% of our 2024 income from operations, to charitable organizations we and our employees sponsor. We provide all employees with paid time off for volunteering in their communities, and we also encourage every employee to participate in at least one community-focused event each year. We offer a matching fund program for charitable donations and volunteer hours to support and recognize contributions and involvement in causes that matter personally to our employees. We also hold an annual charitable fundraiser focused on addressing homelessness where we match our employee contributions dollar-for-dollar. Additionally, we finance billions of dollars of affordable housing properties each year through our debt financing activities and have a scaled low income housing tax credit equity syndication business that supports the development and preservation of affordable housing.

Environmental Stewardship

We strive to reduce the negative environmental impact of our day-to-day operations on the planet. We work with an international consulting firm to measure and manage our carbon footprint through the purchase of carbon offsets and renewable energy credits on a yearly basis. We are proactive in implementing corporate policies and practices focused on energy conservation and waste reduction throughout our 44 offices with a focus on making changes that will reduce our emissions in pursuit of our emissions reduction goal as described below. Our Environmental Policy can be found on our website. In addition, during 2024, we issued our annual report addressing the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD), which can also be found on our website. Our Environmental Policy and TCFD-aligned report do not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Key ESG Targets

We have set the following targets related to our core ESG focus areas that we aim to achieve by the end of 2025:

●	Finance a cumulative $60 billion of affordable housing properties;
●	Over the past four years, Walker & Dunlop financed $33.5 billion of affordable housing properties.
●	With the acquisition of affordable housing-focused Alliant Capital (now known as Walker & Dunlop Affordable Equity) and its affiliates in the second half of 2021, Walker & Dunlop has the opportunity to increase its impact on the affordable housing market through new client relationships, affordable housing development and preservation and sales and financing opportunities.
●	Donate 1% of our annual income from operations to charitable organizations;
●	In 2024, we contributed $1.6 million to charitable organizations, which is 1.21% of our 2024 income from operations, compared to 0.53% and 1% in 2022 and 2023, respectively.
●	Reduce our aggregate Scope 1, 2, and 3 (for categories then measured) GHG emissions by 50% from the level in 2019 on a per-employee basis.
●	We are in the process of working with an outside consultant to measure our 2024 emissions. We expect that our flexible work policy will have an ongoing positive impact on our Scope 3 emissions from our corporate operations.

The Nominating and Corporate Governance Committee oversees our ESG efforts and receives a report from management on our ESG activities at each quarterly meeting. Additionally, the Compensation Committee reviews and monitors (1) the development and implementation of goals established from time to time for our performance with respect to ESG initiatives, (2) the development of metrics to gauge progress toward achievement of those goals, and (3) our progress against those goals.

More information about our ESG efforts, including Sustainability Accounting Standards Board (SASB) disclosures, can be found in our most recent ESG Report published on our website. The ESG Report does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act or the Exchange Act that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings. Additionally, we may provide, both in our SEC filings and extra regulatory reporting, information that is not necessarily material for SEC reporting purposes but that is informed by various ESG standards and frameworks (including standards for the measurement of underlying data), internal controls, and assumptions that are still evolving and subject to change. For example, we note that standards and expectations regarding GHG accounting and the processes for measuring and counting GHG emissions and GHG emission reductions are evolving, and it is possible that our approaches both to measuring our emissions and to reducing emissions and measuring those reductions may be, either currently by some stakeholders or at some point in the future, considered inconsistent with common or best practices with respect to measuring and accounting for such matters. We also rely on third-party information for certain of these disclosures, which may change over time as methodologies and data availability and quality continue to evolve. These factors, as well as any inaccuracies in third party information we use, including in estimates or assumptions, may cause results to differ materially and adversely from statements, estimates, and beliefs made by us or third-parties. Moreover, our disclosures based on any standards may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policies, or other factors, some of which may be beyond our control.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers as of March 7, 2025. Executive officers are appointed by and serve at the discretion of our Board.

Name	Age	Title
William M. Walker	57	Chairman of the Board of Directors and Chief Executive Officer
Gregory A. Florkowski	44	Executive Vice President and Chief Financial Officer
Stephen P. Theobald	62	Executive Vice President and Chief Operating Officer
Daniel J. Groman	48	Executive Vice President, General Counsel and Secretary
Paula A. Pryor	47	Executive Vice President and Chief Human Resources Officer

Executive Officer Biographies

Set forth below are descriptions of the backgrounds of each of our executive officers, other than Mr. Walker, whose background is described above (See “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE — Nominees for Election for a One-Year Term Expiring at the 2026 Annual Meeting of Stockholders”).

Gregory A. Florkowski has served as our Executive Vice President and Chief Financial Officer since June 2022. He previously served as Walker & Dunlop, LLC’s Senior Vice President and Controller from December 2010 to January 2019 and as Executive Vice President, Business Development from February 2020 to June 2022. Mr. Florkowski is responsible for our Financial Reporting, Budgeting and Accounting, Corporate Treasury, Business Development and Investor Relations groups and, together with the other executive officers, the overall strategic direction of our Company. Mr. Florkowski also has served as a member of the board of managers of Walker & Dunlop, LLC since June 2022. Mr. Florkowski began his career at KPMG. In his role at KPMG, Mr. Florkowski last worked as a senior manager in the assurance practice where he primarily served public companies in the financial services industry and non-public companies in financial services, private equity and specialty finance. Mr. Florkowski holds a Bachelor of Science in Accounting from Salisbury University.

Stephen P. Theobald has served as our Executive Vice President and Chief Operating Officer since June 2022. He served as our Executive Vice President and Chief Financial Officer from April 2013 to June 2022. Mr. Theobald is responsible for our Servicing and Asset Management, Investment Management, Investment Banking and Research, Valuation and Appraisal, Technology and Marketing groups and, together with the other executive officers, the overall strategic direction of our Company. Mr. Theobald also has served as a member of the board of managers of Walker & Dunlop, LLC since April 2013. From December 2010 to March 2013, Mr. Theobald served as the Executive Vice President and Chief Financial Officer of Hampton Roads Bankshares, Inc., a publicly traded holding company for Bank of Hampton Roads, a Virginia state-chartered commercial bank. From April 2010 to November 2010, Mr. Theobald served as a financial consultant to Hampton Roads Bankshares, Inc. Mr. Theobald also held a number of senior financial positions at Capital One Financial Corporation from 1999 to 2010, most recently serving as Chief Financial Officer, local banking, from 2005 to 2010. Mr. Theobald began his career at KPMG LLP in 1984, and he served as audit partner, financial services, from 1996 to 1999. From 1990 to 1992, he served as a professional accounting fellow in the Office of the Chief Accountant at the Comptroller of the Currency. Mr. Theobald received a Bachelor of Science in Business Administration in Accounting from the University of Notre Dame.

Daniel J. Groman has served as our Executive Vice President, General Counsel & Secretary and our Chief Compliance Officer since November 2024. He previously served as our Interim General Counsel, Secretary, and Chief Compliance Officer starting in May 2024, before assuming his current role in November 2024. Prior to this, he was Senior Vice President, Deputy General Counsel and Assistant Secretary beginning in 2012, having joined the Company as Associate General Counsel and Assistant Secretary in November 2011. Mr. Groman is responsible for our Legal, Compliance and Enterprise Risk Groups, administration and oversight of the internal audit functions and, together with the other Executive Officers, the overall strategic direction of our Company. Before joining the Company, Mr. Groman served as associate general counsel and assistant corporate secretary at Freddie Mac and was an associate at Arnold & Porter LLP. Mr. Groman earned his bachelor’s degree from the University of Maryland and his Juris Doctor from the University of Maryland Francis King Carey School of Law.

Paula A. Pryor serves as our Executive Vice President and Chief Human Resources Officer, where she oversees all things “people” at Walker & Dunlop. In her role, she is responsible for talent acquisition, total rewards, talent management, human capital, learning and development, charitable giving, internal communications, events, office services, and the overall culture and strategic direction of our Company. Ms. Pryor also has served as a member of the board of managers of Walker & Dunlop, LLC since May 2020. Ms. Pryor joined us in 2009 and served as Vice President, Human Resources from 2009 to 2013 and as Senior Vice President, Human Resources from 2013 to 2018, when she was promoted to Executive Vice President. Prior to joining Walker & Dunlop, Ms. Pryor served as a Manager of Human Resources at Capital Source Inc. from 2007 to 2009 and as a Manager of the People Team at Katzenbach Partners from 2002 to 2007. Beyond the company, Ms. Pryor serves on the board of Leadership Women and as a trustee of The Woods Academy. Ms. Pryor graduated cum laude from the University of Richmond with a Bachelor of Arts in International Studies and Spanish, and a minor in History. She completed her Master’s degree in Latin American Political Economy with distinction at Georgetown University’s School of Foreign Service.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee establishes the underlying policies and principles of our compensation programs. This Compensation Discussion and Analysis describes our executive compensation programs for our named executive officers (the “NEOs”) and explains in detail the process the Committee followed to reach its 2024 compensation decisions. Our NEOs for 2024 were:

Named Executive Officers
William M. Walker	Chairman and Chief Executive Officer (CEO)
Gregory A. Florkowski	Executive Vice President and Chief Financial Officer (CFO)
Stephen P. Theobald	Executive Vice President and Chief Operating Officer (COO)
Daniel J. Groman	Executive Vice President, General Counsel and Secretary (General Counsel)(1)
Paula A. Pryor	Executive Vice President and Chief Human Resources Officer (CHRO)

(1)	Mr. Groman was appointed to the position of Executive Vice President, General Counsel and Secretary, effective as of November 8, 2024.

Executive Summary

The Compensation Committee places significant value on linking our NEOs’ compensation to the long-term value creation for our stockholders and is strongly committed to pay and performance alignment. Our executive compensation program is designed to appropriately reward our NEOs to successfully manage our distinctive business model and execute on our ambitious long-term business plan, the Drive to ‘25. On an annual basis, we evaluate and make executive compensation decisions based on a comprehensive review of our short-term and long-term performance, current market practices and governance trends, among other factors.

Our Business Model and Ambitious Long-Term Business Plan

We are a leading commercial real estate (i) services, (ii) finance, and (iii) technology company in the United States. Through investments in people, brand, and technology, we have built a diversified suite of commercial real estate services to meet the needs of our customers. Our services include: (i) multifamily lending and property sales, (ii) commercial real estate appraisal, valuation, research, debt brokerage and advisory services, (iii) investment management, and (iv) affordable housing lending, tax credit syndication, development, and investment. We have a long track record of delivering strong growth through establishing ambitious five-year business plans, and in 2021, we embarked on our current five-year plan called the Drive to ‘25.

The Drive to ‘25 includes the following ambitious five-year operational, financial and ESG targets to be achieved by year-end 2025:

Operational	Financial	ESG
• $65B+ in Annual Debt Financing Volume, including $5B+ in Annual Small Balance Loans • $160B+ Servicing Portfolio Balance • $25B+ in Annual Property Sales Volume • $10B+ in Assets Under Management	• $2B in Annual Total Revenues • At least $13.00 per share in Annual Diluted EPS	• Originate a Cumulative $60B of Affordable Housing Debt Financing Volume from 2021 – 2025 • Reduce GHG Emissions Intensity • Donate 1% of Annual Income from Operations to Non-profits

2024 Performance Highlights

While 2024 continued to present challenging market conditions, Walker & Dunlop successfully navigated these challenges to execute our business plan, delivering strong financial results across our business lines, bolstered by strong growth in transaction volume in the fourth quarter of 2024, which was up 45% year-over-year. We also delivered record adjusted EBITDA for 2024. As we enter the final year of our Drive to ‘25 business plan, we remain focused on our objectives and maintaining our position as a market leader through our continued investment in people, brand, and technology.

Drive to ‘25 Progress

Despite the challenges impacting the commercial real estate industry and us in 2024, our executive management team continued to make progress towards our long-term Drive to ‘25 operational objectives including:

Drive to ‘25 Goal	2024 Achievements
$65 billion of debt financing volume (including $5 billion of small balance lending (“SBL”))

Originated debt financing volume of $30.2 billion, maintaining our ranking as the #1 Fannie Mae lender for the sixth consecutive year and finished the year as the #4 Freddie Mac lender. We ended 2024 with 10.0% and 12.0% market share in SBL with Fannie Mae and Freddie Mac, respectively.

$160 billion+ servicing portfolio balance	Loan servicing portfolio ended the year at $135.3 billion, up 4% from 2023.
$25 billion of property sales volume	Closed $9.8 billion of annual property sales.
$10 billion of assets under management as part of a broader strategy to establish investment banking capabilities

Ended 2024 with $18.4 billion of assets under management (includes Walker & Dunlop Investment Partners (“WDIP”) and tax credit equity funds). Our Affordable business raised its 126th tax credit equity fund (including funds prior to the acquisition of the business) and closed WDIP’s first multi-investor debt fund.

Grow emerging businesses, including valuation advisory and investment banking

Apprise, our valuation advisory platform, grew its revenues by 43% in 2024, with 10% share of the multifamily appraisal market for the year. Although our investment banking revenue declined from the record fees earned in 2023, we ended the year with a strong pipeline of business in part due to expanding our investment banking advisory services to include Affordable equity brokerage.

2024 Financial Results

Financial results for the year ended December 31, 2024 include the following:

●	Total Revenues of $1.1 billion, up 7% from 2023
●	Total Transaction Volume of $39.9 billion, up 21% from 2023
●	Diluted Earnings per Share of $3.19, up less than 1% from 2023
●	Net Income of $108.2 million, up less than 1% from 2023
●	Adjusted EBITDA(1) of $328.5 million, a record, and up 9% from 2023
●	Return on Equity of 6%
●	Dividend Growth of 3% in 2024 ($0.65 per quarter versus $0.63 in 2023)

ESG Efforts

In addition to our financial achievements, we continued to build on our market leading ESG initiatives in alignment with our Drive to ‘25 goals:

●	Continued our commitment to comprehensive disclosures with the publication of our annual ESG Report, TCFD-aligned report, and the Walker & Dunlop Affordable Preservation (“WDAP”) Impact report detailing the work we are doing around governance, social impact, and environmental stewardship within our Affordable asset preservation business

●	Engaged in a limited scope climate scenario analysis as part of our TCFD-aligned disclosures

●	Created a new Chief Risk Officer role to continue improving upon our corporate governance and enterprise risk management

●	Proactively managed our Scope 1, 2 and 3 emissions, targeting a decrease in Scope 3 emissions intensity, from a 2019 baseline, by 2025 for categories then-measured

●	Continued to embrace our valued culture and named to the Great Places to Work® in Financial Services & Insurance (Large Employers) list for the eighth time

●	Continued to make charitable donations in 2024, donating a total of $1.6 million to charitable organizations that support homelessness, food scarcity and education nationwide
(1)	Adjusted EBITDA is not a financial measure calculated in accordance with GAAP. A reconciliation of adjusted EBITDA to GAAP net income is located on page 40 of our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission on February 25, 2025.

Total Shareholder Return Performance

Consistent with our long-term growth strategy, we aim to deliver long-term growth to our stockholders through the successful execution of our business plan. Over the past five years in addition to delivering strong financial performance, we have generated total shareholder return of 70%. Over the longer 10-year period, we have significantly outperformed our peers as illustrated below. The following table shows our comparative 10-Year TSR growth based on the value of $100 invested on 12/31/2014, including reinvested dividends, through 12/31/2024.

Source: S&P Global Capital IQ Pro

History of Strong Say on Pay Support

At our 2024 annual meeting, over 98% of votes cast were voted in favor of our say on pay vote, representing the sixth consecutive year of above 98% support, strongly affirming our stockholders’ support of our approach to executive compensation. Our say on pay vote is currently held on an annual basis, consistent with the preference expressed by a majority of our stockholders at our 2022 annual meeting. We carefully consider stockholder feedback on all matters, including our executive compensation. Given the strong support over the past several years and the fact that our executive compensation program is in line with our long-term strategy, no specific changes to our executive compensation program were made in 2024.

Compensation Governance

We are committed to strong compensation governance:

WHAT WE DO	WHAT WE DON’T DO
•
Align pay and performance by linking NEO compensation to the achievement of rigorous pre-established performance metrics
•
Maintain a mix of short-term and long-term incentive measures that are aligned with our long-term strategic plan, the Drive to ‘25
•
Base a majority of equity compensation on performance-based measures
•
Cap awards for NEOs under our short-term and long-term incentive plans
•
Maintain an SEC and NYSE-compliant clawback policy to recover any erroneously awarded incentive-based compensation in the event of a financial restatement
•
Require significant share ownership for executives and directors, including 5x base salary for the CEO, 3x base salary for other NEOs and 5x annual cash retainer for non-employee directors
•
Engage an independent compensation consultant to advise the Compensation Committee of the Board on executive compensation matters that provide no other services to the Company
•
Use tally sheets to review historical and current total compensation (including amounts actually earned)

•
No hedging or pledging of shares by NEOs or Board members
•
No guaranteed cash incentives, equity awards or salary increases for NEOs
•
No incentive compensation based on a single performance metric
•
No excessive perquisites or other benefits
•
No “single-trigger” change in control cash severance provisions
•
No excise tax or income tax gross-ups
•
No repricing of stock options or stock appreciation rights (if ever granted) permitted without stockholder approval

2024 NEO Compensation Review

Our Compensation Committee is firmly committed to a pay-for-performance philosophy and undertakes a thorough review of our performance each year. For 2024, the Compensation Committee reviewed (i) our short-term and long-term performance, (ii) the current competitive market in which we compete for talent, and (iii) external market conditions. Based on these factors and our rigorous pay-for-performance formulaic structure, the following key compensation actions were taken by the Compensation Committee:

•	Increases to 2024 target compensation levels for certain members of our NEO team

Based on the Compensation Committee’s review of Company and individual performance, market competitiveness and internal equity considerations, 2024 target compensation levels were increased for the NEOs other than Mr. Groman, who was appointed to the role of EVP, General Counsel & Secretary in November 2024. Prior to this increase, for the majority of our NEOs, target compensation has not been meaningfully adjusted since 2021. For our CEO, there was no increase to his cash compensation; instead, his increase was delivered solely in the form of an increase to his target equity incentive compensation to further strengthen alignment with our stockholders.

•	Our CEO’s and other NEOs’ annual cash incentive payouts funded slightly above target

While 2024 proved to be another challenging year, we successfully executed on our business plan, exceeding our targeted adjusted EBITDA and revenue goals while executing on our strategic goals. While we exceeded our targeted hurdles, our maximum performance hurdles are designed to reward our NEOs for significant outperformance. Accordingly, our annual cash incentive payouts funded slightly above target for our CEO (112%) and 120% of target on average for our other NEOs.

•	Performance-based equity awards were not earned for the performance period ending December 31, 2024

Illustrating the rigor of our long-term performance goals, no payout was earned under the 2022-2024 Performance Share Plan, despite continued momentum and growth in 2024.

Setting Executive Compensation

Compensation Philosophy

Our executive compensation program is designed to provide a competitive and market-aligned total compensation package that attracts and rewards our executives for significant performance achievements. We believe that our compensation program should:

●	align with stockholders’ interests and drive long-term value creation;
●	support our business strategies and objectives;
●	pay for performance;
●	be market competitive; and
●	encourage short- and long-term retention.

Role of Board and Management in Compensation Decisions

●	CEO and other NEO pay is set by the Compensation Committee;
●	the CEO, the CHRO and senior members of the legal and finance departments provide support to the Compensation Committee. The CHRO and the Secretary or Assistant Secretary attend all Compensation Committee meetings, but neither they nor any other employee of the Company are present for executive sessions of the Compensation Committee;

●	the CEO provides performance assessments and compensation recommendations for each of the NEOs, including a self-assessment of his own performance, but is not present during deliberations concerning his compensation, which is done without members of management present;
●	the Compensation Committee meets in executive session, when appropriate, without members of management present;
●	the Compensation Committee regularly updates, and receives feedback from, the full Board regarding matters relating to compensation and our equity plans; and
●	the Compensation Committee Chair meets with the CEO, other members of senior management and the Committee’s compensation consultant, outside of Compensation Committee meetings to discuss executive compensation matters, including compensation plan design and other ways to drive desired financial and operational results.

Role of Compensation Consultant

The Compensation Committee continued to retain Pay Governance in 2024 to provide the Compensation Committee with independent compensation data, analysis and advice. Pay Governance reported directly to the Compensation Committee, and the Compensation Committee had the sole authority to approve the terms of, and terminate, their engagement. For additional information regarding the Compensation Committee’s use of Pay Governance, refer to “BOARD OF DIRECTORS AND CORPORATE GOVERNANCE — Board Committees — Compensation Committee” above.

Use of Peer Group

The Compensation Committee strives to maintain a compensation program that is both appropriate and competitive with the market in which we compete for both executive talent and business opportunities. Given that our business model has no direct publicly traded peers, the Compensation Committee carefully selected companies in consultation with Pay Governance that on a blended basis would best reflect our unique operations. In constructing an appropriate peer group, we took into consideration the following criteria:

●	Companies with significant commercial real estate financing and property sales brokerage operations;
●	Companies that engage in financing/origination services and/or commercial real estate investment banking and investment management advisory services; and
●	Companies with relevant revenues and market capitalization relative to ours.

The peer group used while reviewing 2024 executive pay levels was modified to remove Cowen Inc. after it was acquired by TD Bank Group in March 2023, and to add Newmark Group, Inc. The 2024 peer group (shown below) was comprised of the 16 companies noted below. On a standalone basis, each peer group company does not fully reflect our scope of operations, but, on an aggregate basis, the peer group reflects the most comparable public companies to us.

Comparative market data is not used by the Compensation Committee to “benchmark” the amount of total compensation or any specific element of compensation for the NEOs. Instead, the Compensation Committee aims to provide total pay opportunities to our executives based on consideration of a number of factors, including pay levels for executives in similar positions within our peer group, the nature and scope of each executive’s duties, individual performance, and internal pay positioning, taking into account each executive’s pay components and levels relative to other executives.

			Market
		Total 2024	Capitalization	Number
		Revenues	at 12/31/2024	of Employees	1-Year	3-Year
Company Name	Ticker	(in millions)	(in millions)	as of 12/31/2024	TSR	TSR
American Assets Trust, Inc.	AAT	$457.9	$1,599.3	226	23.39%	(17.89)%
Annaly Capital Management, Inc.	NLY	$1,247.9	$10,258.0	191	7.94%	(10.79)%
Arbor Realty Trust, Inc.	ABR	$627.5	$2,612.2	659	3.30%	6.64%
BrightSpire Capital, Inc.	BRSP	$358.8	$731.4	48	(14.56)%	(22.09)%
Encore Capital Group, Inc.	ECPG	$1,316.4	$1,131.7	7,350	(5.87)%	(23.09)%
Kennedy-Wilson Holdings, Inc.	KW	$531.4	$1,372.7	246	(14.02)%	(49.86)%
Ladder Capital Corp	LADR	$271.2	$1,428.3	54	5.41%	20.33%
Marcus & Millichap, Inc.	MMI	$696.1	$1,484.9	897	(11.22)%	(20.80)%
MGIC Investment Corporation	MTG	$1,207.7	$6,007.3	555	25.67%	77.15%
Mr. Cooper Group Inc.	COOP	$2,225.0	$6,143.1	7,900	47.44%	130.74%
Newmark Group, Inc.	NMRK	$2,754.1	$2,177.4	8,000	18.04%	(28.93)%
Onity Group Inc.*	ONIT	$976.0	$241.6	4,300	(0.16)%	(23.17)%
PennyMac Financial Services, Inc.	PFSI	$2,858.5	$5,235.5	4,455	16.79%	51.86%
Piper Sandler Companies	PIPR	$1,531.6	$4,782.0	1,805	74.23%	84.01%
Radian Group Inc.	RDN	$1,290.3	$4,724.1	1,000	14.53%	66.58%
Redwood Trust, Inc.	RWT	$255.4	$863.7	283	(2.69)%	(31.42)%
Median		$1,091.9	$1,888.4	778	6.67%	(14.34)%
Average		$1,162.9	$3,174.6	2,373	11.76%	13.08%
Walker & Dunlop, Inc.	WD	$1,132.5	$3,282.4	1,399	(10.18)%	(30.26)%

Source: S&P Global Capital IQ Pro.

* Effective June 10, 2024, Ocwen Financial Corporation rebranded as Onity Group Inc.

2024 Key Elements of Compensation

Our compensation program for our NEOs consists of the following elements, each of which satisfies one or more of our alignment, performance and retention objectives:

Component	Objectives	Key Features
Base Salary	• Provides fixed cash compensation at market competitive levels to attract and retain talent	• Adjustments are considered annually based on individual performance, market competitiveness, internal pay equity and retention issues
Annual Cash Incentive Award

•

Rewards Company and individual performance

•

Aligns NEOs’ interests with those of our stockholders by promoting the achievement of targeted annual financial results

•

Retains NEOs by providing competitive compensation opportunity

•

Payouts are based upon a combination of Company financial performance and strategic and individual performance consisting of:

(25%) Adjusted EBITDA

(25%) Total Revenues

(25%) Diluted EPS

(15%) Leadership and Strategy

(10%) Human Capital

Variable, at-risk compensation that can be earned between 0% and 412.5% of salary for our CEO, between 0% and 400% of salary for our COO and between 0% and 312.5% of salary for our other NEOs

Long-Term Equity Awards	• Directly aligns NEOs’ interests with long-term stockholder interests • Provides meaningful ownership and opportunities for wealth creation, which enables us to retain and motivate our NEOs	• Balanced approach that includes annual awards of: (i) restricted stock (“Annual Equity Award”), and (ii) performance share units (“Performance Share Units”)
Annual Equity Award

•

Retains NEOs through multi-year vesting of equity grants and by providing market-competitive compensation

•

Aligns NEOs’ interests with long-term stockholder interests by linking a portion of each NEO’s realizable compensation to long-term stock performance

•

Represents ~33% of the Target Long-Term Equity Award for our CEO, ~37% of the Target Long-Term Equity Award for our COO and ~50% of the Target Long-Term Equity Award for our other NEOs

•

Restricted stock awards generally vest in ratable increments over a three-year period

•

Our NEOs are subject to the same stock price fluctuations as our stockholders

Performance Share Units
• Aligns a significant portion of our NEOs’ compensation to achieving long-term financial objectives • Emphasizes the achievement of long-term financial growth and TSR performance

•

Represents ~67% of the Target Long-Term Equity Award for our CEO, ~63% of the Target Long-Term Equity Award for our COO, and ~50% of the Target Long-Term Equity Award for our other NEOs

•

Variable, at-risk compensation that can be earned between 0% to 250% of target pay for our CEO and COO (inclusive of the TSR outperformance modifier) and between 0% to 225% of target pay for our other NEOs

•

Earned based on long-term financial performance, including:

(50%) Averaged Diluted EPS

(25%) Aggregate Total Revenues

(25%) Return on Equity

•

For the CEO and the COO only, if the metrics described above are attained at the maximum level of performance and relative TSR performance versus S&P MidCap 400 Financials Index is in the top quartile (i.e., above the 75th percentile), maximum payouts can be increased by up to 25% (for example, a maximum payout of 200% would increase to 250% payout if relative TSR is at the 100th percentile)

Mix of Target Total Direct Compensation

Our executive compensation reflects a well-aligned pay-for-performance program that emphasizes variable performance-based pay. The charts below show the relative amounts for each element of total direct compensation comprised of base salary, target annual incentive, Annual Equity Award and award of Performance Share Units (based on 2024 target levels). Approximately 89% of our CEO’s compensation and ~80% of our other NEOs’ compensation (on average) is variable and performance-based, tied to the achievement of financial and operational performance. These variable and performance-based elements are not guaranteed and are subject to rigorous performance goals and performance assessments.

*

For other NEOs, reflects the average of the NEOs compensation component as a percentage of their total target compensation based on base salary, target annual incentive, Annual Equity Award and Performance Share Unit award value.

2024 Executive Officer Compensation

Base Salary

The Compensation Committee reviews base salaries annually, and considers the following factors (among others):

●	Market data;
●	Company performance;
●	Individual performance and scope of responsibility, in consultation with the CEO for the other NEOs;
●	Internal pay equity; and
●	Retention concerns.

In its review, the Compensation Committee also considers the impact of base salary on other elements of compensation. For 2024, based on the Compensation Committee’s review of the above factors, in addition to the fact that base salaries have not been adjusted for our NEOs in several years, base salaries were increased for our NEOs (excluding our CEO).

Base salaries for each of our NEOs in 2024 and 2023 were as follows:

	Base Salary ($)		Change	Change
Name	2024(1)	2023	($)	(%)
William M. Walker	1,000,000	1,000,000	—	0%
Gregory A. Florkowski	500,000	475,000	25,000	5%
Stephen P. Theobald	600,000	500,000	100,000	20%
Daniel J. Groman	400,000	—	—	N/A
Paula A. Pryor	425,000	400,000	25,000	6%

(1) The amounts shown for 2024 were generally effective as of January 1, 2024. The amount shown for Mr. Groman reflects his annualized base salary, effective June 1, 2024, which was increased from $300,000 in connection with his appointment as General Counsel.

Annual Cash Incentive Award

Each NEO is eligible to receive cash awards based on the achievement of pre-determined financial goals, strategic objectives and individual performance criteria at threshold, target and maximum levels as a percentage of base salary. These payout levels are established in consideration of each NEO’s position and responsibilities, applicable market data and our overall compensation philosophy that emphasizes performance-based compensation.

For 2024, the Compensation Committee reviewed the NEOs’ annual incentive opportunities based on both individual performance and contributions and competitiveness relative to the market. Based on its review, the Committee established the following annual incentive opportunities as a percentage of base salary, which increased year-over-year for all NEOs (excluding the CEO):

	Annual Incentive Opportunity
	as a Percentage of Base Salary
Name	Threshold	Target	Maximum
William M. Walker	137.5%	275%	412.5%
Gregory A. Florkowski	62.5%	125%	312.5%
Stephen P. Theobald	100%	200%	400%
Daniel J. Groman	62.5%	125%	312.5%
Paula A. Pryor	62.5%	125%	312.5%

In March 2024, the Company established the 2024 annual cash incentive plan based on pre-determined goals set by the Compensation Committee. The Company-specific performance goals include adjusted EBITDA, total revenues and diluted EPS, with each goal weighted at 25%, as set forth in the table below. Target performance goals for each of these metrics were set at levels that require meaningful year-over-year growth from 2023. Consistent with our pay philosophy, maximum performance levels require significant stretch performance compared to past years, such that maximum payout would only be achieved for truly outstanding results. In the event that one or more of the metrics fall between two of the levels in the table, the value of the cash incentive with respect to that metric would be calculated by linear interpolation.

Additionally, the Compensation Committee considered achievement of goals related to corporate leadership and strategic initiatives and human capital initiatives. The corporate leadership and strategic initiatives include corporate performance and individual performance goals designed to support the achievement of our Drive to ‘25 strategy, and they are collectively weighted at 15%. The goals related to human capital initiatives were weighted at 10%.

	2024 Performance Goals
Metric	Weighting	Threshold	Target	Maximum	2024 Result
Adjusted EBITDA	25%	$255,104,550	$315,219,150	$345,141,450	$328,548,934
Total Revenues	25%	$896,274,237	$1,107,162,293	$1,318,050,349	$1,132,489,795
Diluted EPS	25%	$2.70	$3.34	$3.98	$3.19
Corporate Leadership & Strategic Initiatives	15%	See below for a description of goals and achievements			Target & Max Achievement
Human Capital Initiatives	10%	See below for a description of goals and achievements			Target Achievement

2024 Corporate Leadership and Strategic Achievements

In determining that the corporate leadership and strategic initiatives goals were achieved at the maximum level for Messrs. Walker and Florkowski, and achieved at target level for Messrs. Theobald, Groman and Ms. Pryor, the Compensation Committee took into account external awards, employee feedback, employee turnover, progress towards the relevant Drive to ‘25 goals, and other key metrics related to the employee experience. The following section sets forth the 2024 corporate leadership and strategic initiatives goals on both a Company-wide and individual basis and the related results:

Company-Wide Goals – Continue Executing on the Drive to ‘25 Goals

Lead sales and manage financial performance

●	Navigated another year of challenging market conditions, gaining momentum in transaction activity, which resulted in 21% growth in our total transaction volume
●	Added 20 sales professionals in 2024, including the expansion of our Capital Markets services into hospitality property sales, ending the year at 228 sales professionals

Maintain market leadership position through continued investment in people, brand, and technology

●	Maintained our #1 market position with Fannie Mae for the sixth consecutive year
●	Grew from the fifth largest HUD lender in fiscal year 2023 to the second largest in fiscal year 2024
●	Maintained our position as the third largest GSE lender in 2024
●	Maintained a high Net Promoter Score (NPS) of 87.5 (vs. financial services benchmark of 44)

Impact the communities where Walker & Dunlop provides services to increase the supply of affordable housing, give back, and create community

●	Financed $6.4 billion of affordable housing volume (or 29% of our total multifamily financing volume), bringing our total affordable housing volume financed to $33.5 billion since 2021
●	Broke ground on three affordable developments through joint venture partnerships that will bring 547 affordable units online in the coming years
●	Syndicated over $400 million of equity invested in Low-Income Housing Tax Credits

Continue to lead on Governance, Social Impact, and Environmental Stewardship to create sustainable communities where people live, shop, work, and play

●	Contributed $1.6 million to charitable organizations that support homelessness, food scarcity and education nationwide
●	Published an annual ESG Report, TCFD-aligned report and WDAP Impact report, detailing the work we are doing around governance, social impact, and environmental stewardship
●	Engaged in a limited scope climate scenario analysis as part of our TCFD-aligned disclosures.
●	Continued to improve upon our enterprise risk management, creating the new Chief Risk Officer role.

Individual Corporate Leadership and Strategic Goals and Achievements

William M. Walker

Establish and lead corporate structure to execute business and grow market position

●	Led Company’s and Board’s transitions through the departures of long-time President and Director, Howard Smith, the passing of our lead Director in June 2024 and the promotion of a new General Counsel
●	Drove efforts to establish the Company’s international expansion

Lead and focus technology efforts to transform the Company

●	Invested $2.5 million in net new technology development initiatives in 2024 versus $0.8 million in 2023

●	Launched a new direct-to-borrower web-based application, Client Navigator, to enhance the customer experience and increase engagement with our borrowers, and continued to broaden data insights across the organization through integration of data scientists and proprietary software solutions

Expand the Company’s brand through client and industry engagement, new media, and the Walker Webcast

●	Continued to build awareness for the Walker & Dunlop brand including enhancements to the Walker Webcast to increase engagement and drive registrations/subscriptions

Gregory A. Florkowski

Continually improve financial reporting through system implementation, transparent reporting, and outcomes management

●	Supported the redesign of our internal monthly financial reporting package to provide more transparent financial results for our business lines
●	Created weekly reports for our revenue committee in order to provide real-time revenue results for each of our business lines and closely manage those results

Maintain conservative capital structure

●	Finalized strategic shift from balance sheet driven interim lending significantly reducing our go forward capital commitments to the transactional lending sector
●	Executed a debt repricing in May 2024 that reduced the cost of our term loan borrowings

Collaborate with CEO and executive management on capital deployment strategy and allocation

●	Contracted to sell a portfolio of affordable assets in the fourth quarter of 2024, creating a meaningful financial gain for the Company, while exiting a non-strategic component of the affordable platform, reducing our go forward capital commitments and cost structure
●	Paid our quarterly dividend at a 3% increase
●	Worked with leadership of WDIP to launch our debut multi-investor debt fund, which closed in the fourth quarter of 2024

Proactively manage Investor Relations to ensure the Company’s strategy, financial results, and execution capabilities are clearly understood

●	Clearly articulated our plans for 2024 through the quarterly earnings process
●	Attended nine in-person and virtual investor conferences, and met with 129 investors in 2024, including 54% of the top 100 active stockholders and 40% of the top 25 active stockholders

Stephen P. Theobald

Innovate client interaction in Servicing and Asset Management

●	Enhanced Client Navigator to add new features, increasing active users by over 370%
●	Achieved a client satisfaction score of 88.5% in the fourth quarter of 2024, well above industry standards

Make technology, cybersecurity, innovation, brand, and data key business differentiators throughout the enterprise

●	Received the Fannie Mae innovation award in early 2024
●	Delivered enhanced cybersecurity systems and applications and deployed enhanced access controls
●	Launched several technology initiatives, including improvements to the Company website, a new data governance platform and artificial intelligence powered tools
●	Enhanced connected systems between financing and servicing business lines to strengthen our underwriting process

Grow regulatory AUM in co-mingled funds

●	Grew regulatory AUM from $1.5 billion to $2.3 billion in 2024
●	Closed WDIP’s first multi-investor debt fund in 2024
●	Raised $95 million in capital for equity WDIP Fund VII

Identify multiple, significant operational improvements for the enterprise and begin implementation

●	Focused time and attention on improving our clean delivery rate with Fannie Mae, driving improvement in our performance over the second half of 2024

Daniel J. Groman

Secure the team, address any immediate risks and ensure that all regulatory and compliance issues are managed effectively with transition into legal leadership role

●	Effectively managed the legal team since taking over as General Counsel; hired and successfully integrated a new VP & Associate General Counsel
●	Supported the onboarding of two independent directors who joined in 2024, and the transition of the Board Committees following the passing of our lead director
●	Effectively managed litigation matters and led corporate investigations

Enhance the Company’s Enterprise Risk Program

●	Hired the new Chief Risk Officer and developed a short- and medium-term plan for the new Enterprise Risk Management function

Implement enterprise-wide contract management software and processes

●	Implemented a contract management system, including a cross-departmental integration

Effectively manage the Company’s legal and regulatory compliance efforts

●	Established a new GSE Compliance framework for the monitoring and implementation of, and training on, GSE program changes
●	Effectively managed routine regulatory examinations

Paula A. Pryor

Work with employee resource groups, and across the organization, to make the Company a great place to work

●	Supported ERGs through various initiatives, driving the strongest participation to date
●	Received USA Today’s Top Workplaces award and was recognized once again as a Great Place to Work in Financial Services by the Great Place to Work Institute

Implement and measure active talent management and retention

●	Supported numerous, sensitive senior management succession plan transitions
●	Drove efforts to scale and build out talent management platforms
●	Maintained overall turnover below 10%

Strategize, innovate, and monitor office engagement efforts to build community, drive collaboration, and expand the W&D culture

●	Drove a significant increase in year-over-year in office average attendance through various in-office events and workspace enhancements
●	Completed 13 office transactions, including three new offices or expansions, five flat renewals and five office closings and downsizings to drive overall footprint down by 13%, resulting in a net annualized cost savings of almost $1 million

2024 Human Capital Goals and Achievements

The goals related to human capital initiatives included in the 2024 cash incentive plan were designed to foster a positive and consistent experience across all employees. Measurement is assessed based on a review of external audits/awards, employee feedback from internal and third-party surveys, employee turnover, and other key metrics. Based on the low employee turnover, high employee engagement, greater consistency in the lived employee experience as reported in the Great Place to Work survey results and recognition as top workplace by the Washington Post and Great Place to Work Institute™, in addition to other industry awards, the Compensation Committee determined this goal was fully achieved. While we believe that an inclusive work environment is important to our long-term business performance, we also recognize the importance of pursuing such initiatives in a legally compliant manner. We aim to only reward legally compliant methods of achieving our goals, and this is included in the Compensation Committee’s consideration for payout of executive incentives. It is our policy to not make employment decisions on the basis of legally protected characteristics.

Annual Cash Incentive Payout

In 2024, the Compensation Committee determined that the Company’s performance was above target level with respect to Adjusted EBITDA and Total Revenues, between threshold and target level with respect to Diluted EPS and at maximum level for our CEO and CFO and target level for our other NEOs with respect to the corporate leadership and strategic initiatives and human capital initiatives. Based on the Compensation Committee’s determination of 2024 performance, the Compensation Committee awarded annual cash incentive payouts to our NEOs for 2024 as set forth in the table below:

	2024 Payout	2024 Payout
Name	($)	(% of Target)
William M. Walker	3,070,707	111.7%
Gregory A. Florkowski	880,269	140.8%
Stephen P. Theobald	1,335,031	111.3%
Daniel J. Groman	591,716	118.3%
Paula A. Pryor	628,698	118.3%

Equity Awards

The equity awards granted to our NEOs in 2024 consisted of: (i) an annual equity award of restricted stock and (ii) Performance Share Units, representing a performance-based long-term equity incentive award for the 2024-2026 performance period. Award opportunities for 2024 were based on a review of individual performance, market competitiveness and internal equity considerations. Based on this review the Compensation Committee established equity award opportunities for 2024 as follows:

	Equity Award Opportunity as a Dollar Amount(1)
		2024 – 2026 Performance Share Plan
					TSR
Name	Annual Equity Award	Threshold	Target	Maximum	Outperformance(2)
William M. Walker	$1,749,977	$1,749,977	$3,499,953	$6,999,906	$1,749,977
Gregory A. Florkowski	$624,919	$374,895	$499,953	$1,124,895	$—
Stephen P. Theobald	$749,977	$649,930	$1,299,953	$2,599,907	$649,977
Daniel J. Groman	$224,907	$149,977	$299,953	$449,930	$—
Paula A. Pryor	$424,919	$318,735	$425,012	$956,276	$—
(1)	The values of shares of restricted stock and Performance Share Units granted are determined based on the values as set forth above divided by the fair market value of a share of common stock on the grant date.
(2)	TSR Outperformance is only earned to the extent that Company achieves the maximum goal under the Average Diluted EPS, Aggregate Total Revenues and Return on Equity goals and relative TSR performance is in the top quartile of the S&P MidCap 400 Financials Index.

	Equity Award Opportunity as a Percentage of Base Salary(1)
		2024 – 2026 Performance Share Plan
					TSR
Name	Annual Equity Award	Threshold	Target	Maximum	Outperformance(2)
William M. Walker	175%	175%	350%	700%	175%
Gregory A. Florkowski	125%	75%	100%	225%	—
Stephen P. Theobald	125%	108%	217%	433%	108%
Daniel J. Groman	63%	42%	84%	126%	—%
Paula A. Pryor	100%	75%	100%	225%	—
(1)	The number of shares of restricted stock and Performance Share Units granted are determined based on the values as set forth above divided by the fair market value of a share of common stock on the grant date.
(2)	Amounts shown are expressed as a percentage of the Performance Share Units that would otherwise be earned. TSR Outperformance is only earned to the extent that Company achieves the maximum goal under the Average Diluted EPS, Aggregate Total Revenues and Return on Equity goals and relative TSR performance is in the top quartile of the S&P MidCap 400 Financials Index.

Annual Equity Award

The annual equity award for the NEOs is comprised entirely of restricted stock (based on the fair value on the date of the grant). The restricted stock granted to the NEOs in 2024 vests ratably on February 15 in 2025, 2026 and 2027. Restricted stock award values were based on a review of individual performance and management responsibilities.

Our NEOs were granted a total of 40,453 shares of restricted stock in 2024. In addition to serving as a retention tool with awards vesting over a long-term three-year vesting period, restricted stock further aligns the interests of the NEOs with our stockholders through the promotion of significant share ownership. Each NEO’s 2024 restricted stock award is detailed below.

Number of Shares
Name	of Restricted Stock Granted(1)
William M. Walker	18,821
Gregory A. Florkowski	6,721
Stephen P. Theobald	8,066
Daniel J. Groman	2,275
Paula A. Pryor	4,570
(1)	Shares of restricted stock vest in one-third increments on each of February 15, 2025, 2026 and 2027, subject to the NEO’s continued employment with the Company on the applicable vesting date.

2024-2026 Performance Share Plan

In 2024, the Compensation Committee approved awards of Performance Share Units (which are performance-based long-term equity incentive awards) for the Company’s NEOs and senior management to drive outstanding performance over the next three years. Consistent with prior years, under these 2024 Performance Share Unit awards, the NEOs are eligible to receive a payout in the form of shares of stock if certain pre-established performance goals (tied to average diluted EPS, aggregate total revenues and return on equity) underlying the award are met over the course of the 2024 through 2026 performance period. Consistent with the Performance Share Unit awards granted in 2023, a TSR outperformance modifier was included in the awards granted to the CEO and the COO.

		2024-2026 Performance Goals
Metric and Rationale for Inclusion	Weighting	Threshold	Target	Maximum
Average Diluted EPS
Most direct measure of value returned to our stockholders, in both the short and long term. Goals are established at significant levels in excess of annual cash incentive goals and our actual 2023 results.	50%	$ 3.51	$ 3.86	$ 4.23
Aggregate Total Revenues
Motivates our executives to drive significant growth and diversification of our platforms. Goals are established at meaningful levels that require significant effort by our executives to achieve.	25%	$ 3.48 billion	$ 3.84 billion	$ 4.20 billion
Return on Equity
Motivates management to create stockholder value while remaining focused on profitability and capital management.	25%	7.0%	8.5%	10.0%

The Compensation Committee established the award of the Performance Share Units as a performance award, setting very challenging performance targets designed to incentivize our senior management team, including the NEOs, to strive for outstanding Company performance. As a result, the amounts actually earned by the NEOs under the awards of Performance Share Units may be less, in some cases substantially so, than the amounts shown as compensation in the “2024 Summary Compensation Table” below.

2022-2024 Performance Share Plan

In 2022, the Compensation Committee approved a performance-based long-term equity incentive award for the Company’s NEOs and senior management. These awards, denoted as Performance Share Units, vest in the form of shares of common stock if certain pre-established performance goals (tied to average diluted EPS, aggregate total revenues and return on equity) underlying the award are met over the course of a 2022 through 2024 performance period.

Consistent with the Performance Share Unit awards granted in 2021, the Compensation Committee implemented a TSR component to the 2022-2024 performance shares plan for the CEO and COO to reward them for both significant financial achievements and strong TSR outperformance. If our performance exceeds the maximum level for average diluted EPS, aggregate total revenues and return on equity goals, these select executives have an opportunity to earn up to an additional 25% based on relative TSR performance between the 75th percentile and the 100th percentile versus the S&P MidCap 400 Financials Index. These additional outperformance shares require significant achievements for both financial results and TSR to provide any payouts.

Over the 2022-2024 performance period, the Company achieved average diluted EPS of $4.24, which was below the threshold goal of $8.99, aggregate total revenues of $3.44 billion, which was below the threshold goal of $4.20 billion, and return on equity of 9%, which was below the threshold goal of 16%. Accordingly, the Compensation Committee determined that due to below-threshold performance across all metrics, no shares were earned for the 2022-2024 performance period.

2023-2025 Performance Share Plan

In 2023, the Compensation Committee approved awards of Performance Share Units for the Company’s NEOs and senior management to drive outstanding performance over the next three years. Consistent with prior years, under these 2023 Performance Share Unit awards, the NEOs are eligible to receive payout in the form of shares of stock if certain pre-established performance goals (tied to average diluted EPS, aggregate total revenues and return on equity) underlying the award are met over the course of a 2023 through 2025 performance period. Consistent with the

Performance Share Unit awards granted in 2022, a TSR outperformance modifier was included in the awards granted to the CEO and the COO.

Management Deferred Stock Unit Purchase Plan

The Management Deferred Stock Unit Purchase Plan (the “MSPP”) supports the Company’s existing stock ownership goals for the NEOs and further aligns the interests of plan participants, including the NEOs, with our stockholders by providing a means for deferral of annual cash incentive compensation by eligible employees into deferred stock units that are settled in shares of the Company’s common stock upon payout. In connection with the MSPP, participants who acquire deferred stock units are generally granted a matching deferred stock unit or restricted stock unit award equal to 50% of the deferred stock units acquired in the MSPP, which matching award vests fully on March 15 of the third calendar year following the grant date. The matching awards are reflected in the “2024 Summary Compensation Table” below. See the “2024 Nonqualified Deferred Compensation” table and related narrative below for additional information concerning the MSPP and the related matching component.

Employment Agreements

We have entered into employment agreements with each of our NEOs and the compensation packages described above reflect, in part, the employment agreements that we entered into with each of our NEOs. The employment agreements with our NEOs also include severance provisions. See “COMPENSATION OF DIRECTORS AND OFFICERS — Employment and Separation Agreements” and “COMPENSATION OF DIRECTORS AND OFFICERS — Potential Payments upon Termination or a Change in Control” for a description of the specific terms of these agreements.

Walker & Dunlop, Inc. Deferred Compensation Plan

In November 2019, we approved the Walker & Dunlop, Inc. Deferred Compensation Plan (the “NQDCP”). Under the NQDCP, which became effective on January 1, 2020, certain key employees, including our NEOs are able to defer eligible compensation. Pursuant to the NQDCP, a select group of highly compensated or management-level employees are eligible to participate by making an election to defer, as applicable, up to 75% of the participant’s annual base salary, as well as one hundred percent (100%) of any discretionary or annual cash bonus award, cash long-term incentive award and commissions. Participants will be 100% vested at all times in their individual deferral accounts maintained under the NQDCP. We may make discretionary contributions to the NQDCP on behalf of any participant; however, we do not currently intend to make such contributions. Any discretionary contributions will be credited to a separate contribution account, and a participant will vest in amounts credited to the participant’s contribution account based upon the schedule or schedules determined by us. Payment of accounts under the NQDCP will occur upon a participant’s separation from service with us and/or pursuant to scheduled in-service distributions. We will require a six-month delay in the payment of benefits under the NQDCP if the participant is a “specified employee” pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of his or her separation from service with us and its affiliates, and an earlier payment would result in the imposition of an excise tax on the participant if the amounts were received at the time of his or her separation.

Compensation Policies

We do not currently have any formal policies regarding long-term versus currently paid compensation but believe that both elements are necessary for achieving our compensation objectives. Currently paid compensation provides financial stability for each of our NEOs and immediate reward for superior Company and individual performance, while long-term compensation rewards achievement of long-term strategic objectives and contributes towards overall stockholder value. We have not granted new awards of stock options, stock appreciation rights, or similar option-like instruments since 2017 and currently have no plans to do so.

Clawback Policy

The Company has adopted a compensation recovery policy as required by Rule 10D-1 under the Exchange Act and the corresponding NYSE listing standards. This policy provides for the mandatory recovery (subject to limited exceptions) from current and former officers of incentive-based compensation that was erroneously received during the three years preceding the date that the Company is required to prepare an accounting restatement. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.

Prohibition on Hedging

Our insider trading policy prohibits our directors and all employees, including our NEOs, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.

Prohibition on Pledging

Our insider trading policy also prohibits our non-employee directors and all employees, including our NEOs, from pledging Company securities to secure margin or other loans. This prohibition means our non- employee directors and employees may not hold our securities in margin accounts.

Stock Ownership Guidelines for NEOs

We have stock ownership guidelines for our Executive Officers that are intended to further align their interests with the interests of our stockholders. Under these guidelines, each Executive Officer must hold an ownership stake in the Company that is significant in comparison to their base salary. The amount required to be retained varies depending on the Executive Officer’s position, as follows:

●	Chief Executive Officer: five times base salary; and
●	CFO, COO, General Counsel and CHRO: three times base salary.

Stock ownership for the purpose of these guidelines includes stock currently held by the NEO, restricted stock and stock units, excluding stock units that remain subject to achievement of performance goals. Each NEO is in compliance with the stock ownership guidelines.

Tax Treatment of NEO Compensation

Section 162(m) of the Code generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other executive officers in any year to $1 million in the year compensation becomes taxable to the executive.

While the Compensation Committee considers the impact of 162(m) and other tax rules when developing, structuring and implementing our executive compensation programs, the Compensation Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) or any other tax rule.

Compensation Policies and Practices as They Relate to Risk Management

Management reports regularly to the Compensation Committee on our executive and employee compensation and benefit programs. The Compensation Committee engaged Pay Governance to perform a compensation risk assessment for the NEOs and our sales professionals for 2024 and to advise the Compensation Committee on the findings of the assessment. Our CHRO also reported on the compensation structure and benefit programs and risks associated with such structure and programs for all of our other employees. The Compensation Committee considered the findings of these reports and determined that the NEO and other employee compensation and benefit programs do not pose any material risks to us and therefore are not reasonably likely to have a material adverse effect on us. With respect to the NEO compensation programs, the Compensation Committee found that they continue to be well-balanced between fixed and variable compensation, cash and equity and short- and long-term incentives, take into account both qualitative and quantitative performance factors, reflect an appropriate mix of compensative instruments, are well-aligned with stockholder interests and have elements and are subject to policies that discourage the NEOs from taking unnecessary or excessive risks, including with respect to compensation clawbacks and prohibitions on hedging and pledging. With the assistance of Pay Governance, the Compensation Committee continues to review all of the Company’s executive compensation programs as they relate to risk management.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the Securities and Exchange Commission.

Respectfully submitted, The Compensation Committee of the Board of Directors John Rice (Chair) Jeffery R. Hayward Ellen Levy Dana L. Schmaltz

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following table sets forth the compensation paid to or earned by our NEOs during 2024, 2023 and 2022:

2024 Summary Compensation Table

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name	Year	($)	($)	($)(1)	($)	($)(2)	($)(3)	($)
William M. Walker	2024	1,000,000	—	3,499,953	—	3,070,707	4,500	7,575,160
Chairman and Chief	2023	1,000,000	14,000	2,833,238	—	969,375	4,500	4,821,113
Executive Officer	2022	1,000,000	—	3,083,116	—	687,500	4,500	4,775,116
Gregory A. Florkowski	2024	500,000	—	1,069,510	—	880,269	4,500	2,454,279
Executive Vice President and Chief	2023	475,000	—	831,202	—	279,063	4,500	1,589,765
Financial Officer	2022	422,917	—	1,148,406	—	118,750	4,500	1,694,573
Stephen P. Theobald	2024	600,000	—	1,399,907	—	1,335,031	4,500	3,339,438
Executive Vice President and Chief	2023	500,000	7,000	1,083,260	—	352,500	4,500	1,947,260
Operating Officer	2022	500,000	—	1,183,019	—	187,500	4,500	1,875,019
Daniel J. Groman	2024	358,470	—	476,116	—	591,716	4,500	1,430,802
Executive Vice President, General
Counsel and Secretary
Paula A. Pryor	2024	425,000	—	743,654	—	628,698	4,500	1,801,852
Executive Vice President, Chief Human	2023	400,000	—	699,919	—	235,000	4,500	1,339,419
Resources Officer	2022	400,000	—	899,841	—	100,000	4,500	1,404,341

(1)	Amounts shown in these columns represent the grant date fair value calculated in accordance with FASB ASC Topic 718 of shares of restricted common stock. In addition, the Stock Awards column includes restricted stock units (some of which may be deferred stock units) awarded as the matching grant under the Management Deferred Stock Unit Purchase Matching Program. The Stock Awards column also includes the threshold value for the 2022-2024, 2023-2025 and 2024-2026 Performance Share Units. The maximum possible value of the 2022-2024 Performance Share Units (which for Messrs. Walker and Theobald includes achievement of the TSR-based outperformance goal) was as follows: $7,083,305 for Mr. Walker, $2,708,246 for Mr. Theobald, $787,436 for Mr. Florkowski, and $899,945 for Ms. Pryor. The maximum possible value of the 2023-2025 Performance Share Units (which for Messrs. Walker and Theobald includes achievement of the TSR-based outperformance goal) was as follows: $7,083,277 for Mr. Walker, $2,708,301 for Mr. Theobald, $1,068,471 for Mr. Florkowski, and $899,949 for Ms. Pryor. The maximum possible value of the 2024-2026 Performance Share Units (which for Messrs. Walker and Theobald includes achievement of the TSR-based outperformance goal) was as follows: $8,749,883 for Mr. Walker, $3,249,883 for Mr. Theobald, $1,124,895 for Mr. Florkowski, $956,276 for Ms. Pryor, and $449,930 for Mr. Groman. For a discussion of the assumptions made in the valuation reflected in this column, see Notes 2 and 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.
(2)	Amounts shown in this column represent annual cash incentive awards to each NEO.
(3)	Amounts shown in this column include the Company’s $4,500 matching contribution to the executive’s 401(k) plan for each year presented.

2024 Grants of Plan-Based Awards

								All Other	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Stock Awards:	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			Number of	of Stock
		Plan Awards			Plan Awards			Shares of	and Option
Name/Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Awards
Type(1)	Date	($)(2)	($)(2)	($)(2)	(#)(3)	(#)(3)	(#)(3)	(#)(4)	($)(5)
William M. Walker
Restricted Stock	3/20/2024							18,821	1,749,977
Cash Awards	3/20/2024	1,375,000	2,750,000	4,125,000				—	—
Performance Share Units	3/20/2024				18,821	37,642	94,105	—	1,749,977
Gregory A. Florkowski
Restricted Stock	3/20/2024							6,721	624,919
Restricted Stock Units	2/15/2024							705	69,696
Cash Awards	3/20/2024	312,500	625,000	1,562,500				—	—
Performance Share Units	3/20/2024				4,032	5,377	12,098	—	374,895
Stephen P. Theobald
Restricted Stock	3/20/2024							8,066	749,977
Cash Awards	3/20/2024	600,000	1,200,000	2,400,000				—	—
Performance Share Units	3/20/2024				6,990	13,981	34,952	—	649,930
Daniel J. Groman
Restricted Stock	2/15/2024							2,275	224,907
Restricted Stock Units	2/15/2024							1,024	101,233
Cash Awards	3/20/2024	250,000	500,000	1,250,000				—	—
Performance Share Units	3/20/2024				1,613	3,226	4,839	—	149,977
Paula A. Pryor
Restricted Stock	3/20/2024							4,570	424,919
Cash Awards	3/20/2024	265,625	531,250	1,328,125				—	—
Performance Share Units	3/20/2024				3,428	4,571	10,285	—	318,735
(1)	All plan-based awards were made pursuant to the 2020 Equity Incentive Plan, as amended and/or restated from time to time.
(2)	Represents awards that could be earned under our annual cash incentive plan. See “COMPENSATION DISCUSSION AND ANALYSIS — 2024 Executive Officer Compensation — Annual Cash Incentive Award.”
(3)	For Messrs. Walker and Theobald, represents shares that could be earned under awards of the maximum standard Performance Share Units and over-performance stock units over the 2024-2026 performance period. For Mr. Florkowski, Mr. Groman and Ms. Pryor, represents shares that could be earned under awards of the Performance Share Units over the 2024-2026 performance period upon the attainment of the maximum performance level. See “COMPENSATION DISCUSSION AND ANALYSIS — 2024 Executive Officer Compensation — Equity Awards — 2024-2026 Performance Share Plan.”
(4)	Grants of restricted stock vest in one-third increments on each of February 15, 2025, 2026 and 2027, subject to the executive’s continued employment with the Company on the applicable vesting date. Grants of restricted stock units (some of which may be deferred stock units) and their associated dividend equivalent units were granted under the Management Deferred Stock Unit Purchase Matching Program and vest on March 15 in the third calendar year following the grant date.
(5)	Amounts shown in this column represent the estimated grant date fair value calculated in accordance with FASB ASC Topic 718 of shares of restricted common stock, and Performance Share Units awarded under the 2020 Equity Incentive Plan, as amended and/or restated from time to time. For the Performance Share Units, the amounts shown reflect the threshold value of the Performance Share Units awarded to each NEO. The Compensation Committee established very challenging targets for the 2024-2026 performance cycle. As a result, the value of the shares of common stock that will actually be received by the NEOs may be less or more, in some cases substantially so, than the amounts reported above as compensation. For a discussion of the assumptions made in the valuation reflected in this column, see Notes 2 and 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.

Narrative Disclosures to Summary Compensation and Grants of Plan-Based Awards Tables

The grant date values of the 2024 Performance Share Unit “threshold,” “target” and “maximum” opportunities in the 2024 Grants of Plan Based Awards Table are 175%, 350% and 875%, respectively, of the 2024 base salary for Mr. Walker, 108%, 217%, and 542%, respectively, of the 2024 base salary for Mr. Theobald, and 75%, 100%, and

225%, respectively, of the 2024 base salaries for Mr. Florkowski and Mrs. Pryor, and 42%, 84%, and 126%, respectively, of the 2024 base salary for Mr. Groman. The matching grants under the Management Deferred Stock Unit Purchase Matching Program are accompanied by dividend equivalent units, subject to the terms of the applicable deferral election. Holders of restricted stock are entitled to dividends paid in cash at the same time paid to other stockholders of the Company. The applicable dividend rate is equal to the dividend rate payable to other stockholders of the Company.

Employment and Separation Agreements

We have entered into employment agreements with each of our NEOs. Each employment agreement has an initial three-year term, and automatically extends for a series of additional one-year terms at the end of the expiration of the then-current term, unless either party gives 60 days’ prior notice that the term will not be extended. These employment agreements provide for an initial base salary, a target cash bonus opportunity (with the actual bonus payment to be determined by the Compensation Committee), and eligibility for grants of equity. For information regarding each NEO’s 2024 base salary and other compensation arrangements with us, see “COMPENSATION DISCUSSION AND ANALYSIS — 2024 Executive Officer Compensation” above. Additionally, each NEO’s employment agreement also contains customary non-competition and non-solicitation covenants that apply during the term and for up to 12 months after the termination of each executive’s employment with us. For information concerning the termination-related terms of the NEOs’ employment agreements, see “— Potential Payments upon Termination or a Change in Control” below.

Outstanding Equity Awards at December 31, 2024

	Option Awards					Stock Awards
									Equity	Equity
									Incentive	Incentive
		Number of	Number of			Number of		Market Value	Plan Awards:	Plan Awards:
		Securities	Securities			Shares or		of Shares or	Number of	Market Value
		Underlying	Underlying			Units of Stock		Units of Stock	Unearned	of Unearned
		Unexercised	Unexercised	Option	Option	That Have		That Have	Units that	Units that
	Grant	Options (#)	Options (#)	Exercise	Expiration	Not Vested		Not Vested	Have Not	Have Not
Name	Date	Exercisable(1)	Unexercisable(1)	Price ($)	Date	(#)		($)(2)	Vested (#)(3)	Vested ($)(2)
William M. Walker	2/14/2020	—	—	—	—	3,586	(5)	348,628	—	—
	2/12/2021	—	—	—	—	2,749	(5)	267,203	—	—
	2/15/2022	—	—	—	—	3,379	(4)	328,473	—	—
	2/15/2022	—	—	—	—	1,939	(5)	188,468	—	—
	2/15/2023	—	—	—	—	9,748	(4)	947,603	—	—
	3/31/2023	—	—	—	—	—		—	18,598	1,807,912
	3/20/2024	—	—	—	—	18,821	(4)	1,829,589	32,937	3,201,806
Gregory A. Florkowski	2/15/2022	—	—	—	—	1,610	(4)	156,508	—	—
	2/15/2022	—	—	—	—	1,638	(5)	159,270	—	—
	2/15/2023	—	—	—	—	3,268	(4)	317,682	—	—
	3/31/2023	—	—	—	—	—		—	4,677	454,651
	2/15/2024	—	—	—	—	724	(5)	70,349	—	—
	3/20/2024	—	—	—	—	6,721	(4)	653,348	5,041	490,036
Stephen P. Theobald	2/19/2016	—	—	—	—	5,391	(5)	524,034	—	—
	2/15/2017	8,344	—	39.82	2/15/2027	—		—	—	—
	2/14/2020	—	—	—	—	2,870	(5)	278,946	—	—
	2/12/2021	—	—	—	—	1,099	(5)	106,838	—	—
	2/15/2022	—	—	—	—	1,292	(4)	125,595	—	—
	2/15/2022	—	—	—	—	775	(5)	75,366	—	—
	2/15/2023	—	—	—	—	3,727	(4)	362,302	—	—
	3/31/2023	—	—	—	—	—		—	7,111	691,260
	3/20/2024	—	—	—	—	8,066	(4)	784,096	12,233	1,189,170
Daniel J. Groman	2/15/2022	—	—	—	—	537	(4)	52,202	—	—
	2/15/2022	—	—	—	—	1,260	(5)	122,483	—	—
	2/15/2023	—	—	—	—	1,548	(4)	150,481	—	—
	3/31/2023	—	—	—	—	—		—	1,969	191,406
	2/15/2024	—	—	—	—	2,275	(4)	221,153	—	—
	2/15/2024	—	—	—	—	1,051	(5)	102,181	—	—
	3/20/2024	—	—	—	—	—		—	2,823	274,424
Paula A. Pryor	2/15/2022	—	—	—	—	954	(4)	92,738	—	—
	2/15/2022	—	—	—	—	1,552	(5)	150,838	—	—
	2/15/2023	—	—	—	—	2,752	(4)	267,522	—	—
	3/31/2023	—	—	—	—	—		—	3,938	382,813
	3/20/2024	—	—	—	—	4,570	(4)	444,250	4,286	416,642
(1)	These options were granted pursuant to our 2015 Equity Incentive Plan and vest ratably on each anniversary of the date of grant over a three-year period, conditioned upon the executive’s continued employment with the Company on the applicable vesting date. We have not granted options since 2017 and currently have no plans to do so.
(2)	Based on the closing stock price of our common stock on December 31, 2024 of $97.21 per share.
(3)	Represents Performance Share Units under our 2023-2025 performance share plan and our 2024-2026 performance share plan. There are no units reported for the 2022-2024 performance share plan as none of the performance thresholds were achieved. The number of Performance Share Units reported for the 2023-2025 performance share plan is based on threshold level of performance for the revenue goal, return on equity goal, and the diluted earnings per share goal. The number of Performance Share Units reported for the 2024-2026 performance share plan is also based on target level of performance of the revenue and the diluted earnings per share goals and threshold level of performance of the return on equity goal.
(4)	Represents restricted stock granted pursuant to our 2020 Equity Incentive Plan (as amended and/or restated from time to time), which vest ratably on or around the anniversary of the date of grant over a three-year period, conditioned upon the executive’s continued employment with the Company on the applicable vesting date.
(5)	Represents restricted stock units (some of which may be deferred stock units) and their associated dividend equivalent units, granted under the Management Deferred Stock Unit Purchase Matching Program, which vest on March 15 in the third calendar year following the grant date.

2024 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)
William M. Walker	—	—	16,571	1,630,025
Gregory A. Florkowski	—	—	6,077	584,418
Stephen P. Theobald	13,870	1,188,634	4,954	489,752
Daniel J. Groman	—	—	3,776	356,695
Paula A. Pryor	—	—	6,356	603,208

2024 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Aggregate Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal Year
Name	Year ($)(1)	Year ($)	Year ($)(2)	Distributions ($)(3)	End ($)(4)
William M. Walker	500,000	—	(71,711)	38,750	5,130,209
Gregory A. Florkowski	264,081	—	(93,651)	19,947	695,110
Stephen P. Theobald	250,000	—	(326,860)	28,142	2,875,765
Daniel J. Groman	500,000	—	(86,172)	19,919	925,099
Paula A. Pryor	314,349	—	(161,083)	26,871	691,393
(1)	The reported amounts include compensation deferred under the Company’s NQDCP and MSPP. All of the amounts shown in this column were included as compensation in the “2024 Summary Compensation Table” for 2024.
(2)	Earnings (loss) represent a change in the value of the (i) aggregate balance in the Company’s NQDCP and (ii) our common stock underlying an NEO’s deferred stock units and their associated dividends and dividend equivalent units. None of the amounts in this column have been included in the “2024 Summary Compensation Table” because the earnings are not preferential or above-market.
(3)	Distributions represent the value of cash dividends paid on deferred stock units during 2024.
(4)	Total aggregate balance calculated as the sum of (i) the number of deferred stock units held as of December 31, 2024, multiplied by $97.21, the closing stock price of our common stock on December 31, 2024, and (ii) the value of the amount as of December 31, 2024 of the executive’s balance in the Company’s NQDCP. The following amounts included in this column have been reported in the “2024 Summary Compensation Table” for 2024 or a prior fiscal year (except for Mr. Groman, who was not previously an NEO): Mr. Walker — $5,212,258, Mr. Florkowski — $1,300,980, Mr. Theobald — $1,349,816, Mr. Groman — $1,012,500, and Ms. Pryor — $1,725,805.

Management Deferred Stock Unit Purchase Plan (MSPP)

Under the MSPP, eligible employees may voluntarily elect to purchase shares of the Company’s common stock with up to 100% of their annual cash incentive award on a specified date each calendar year. On the date that the annual cash incentive award is paid (the “Award Date”), the portion of the bonus that is deferred is used to purchase deferred stock units at the fair market value of the Company’s common stock on such date. These deferred stock units granted under the MSPP are fully vested and non-forfeitable on the date of purchase. With respect to each deferred stock unit granted under the MSPP, the Company issues to the participant one share of the Company’s common stock on the date elected by the participant, which is either (i) January 31 of the year immediately following the participant’s separation from the Company (the “Termination Date Election”); (ii) the first to occur of (A) March 15 of the third calendar year after the Award Date and (B) January 31 of the year immediately following the participant’s separation from the Company (the “Vesting Date Election”); or (iii) the first to occur of (A) January 31 of the fifth or tenth, as elected by the participant, calendar year after the Award Date and (B) January 31 of the year immediately following the participant’s separation from the Company (the “Deferred Distribution Date Election”). In connection with the MSPP, participants who acquire deferred stock units are generally granted a matching deferred stock unit or restricted stock unit award equal to 50% of the deferred stock units acquired in the MSPP, which matching award vests fully on March 15 of the third calendar year following the grant date.

In the event of a change in control of the Company, if the deferred stock units purchased under the MSPP and the deferred stock units and restricted stock units granted under the matching component of the MSPP are not assumed or continued, shares of the Company’s common stock underlying the deferred stock units purchased under the MSPP and the deferred stock units and restricted stock units granted under the matching component of the MSPP are delivered immediately prior to the change in control. In the event of a change in control of the Company, the deferred stock units and restricted stock units granted under the matching component of the MSPP become 100% vested (i) if such units are not assumed or (ii) if such units are assumed and the participant is terminated without cause or for good reason (as such terms are defined in the Management Deferred Stock Unit Purchase Matching Program) within 24 months following the change in control of the Company.

Potential Payments upon Termination or a Change in Control

Regardless of the reason for any termination of employment, each NEO is entitled to receive the following benefits upon termination: (a) payment of any unpaid portion of such executive’s base salary through the effective date of termination, (b) reimbursement for any outstanding reasonable business expenses, (c) continued insurance benefits to the extent required by law, (d) payment of any vested but unpaid rights as may be required independent of the employment agreement and (e) except in the case of termination by the company for cause, any earned but unpaid annual bonus for the calendar year prior to the calendar year of termination based on actual performance achieved (together, the “Accrued Benefits”).

In addition to the Accrued Benefits, each NEO is entitled to receive a severance payment if we terminate his or her employment without cause or the executive resigns for good reason. The severance payment is equal to (i) continued payment by the company of the executive’s base salary, as in effect as of the executive’s last day of employment, for a period of 12 months, (ii) continued payment for life and health insurance coverage for 12 months, to the same extent the company paid for such coverage immediately prior to termination, (iii) two times the average annual bonus earned by the executive over the preceding two years (or if the executive has not been employed for two years, payments equal to two times the target bonus for the year of termination), (iv) payment of a pro-rated bonus for the year of termination (calculated based on actual performance) and (v) immediate vesting as of the last day of employment in any unvested portion of any time-based equity awards previously issued to the executive (with any awards that vest based in whole or in part on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement). If the continued payment of health insurance coverage would result in violations of certain tax or other statutes or regulations, then we will instead pay the NEO a fully taxable cash payment each month equal to the insurance premiums plus an additional amount necessary to cover any additional taxes owed by the NEO (such additional amount, the “Indemnity Amount”). The foregoing benefits are conditioned upon the executive’s execution of a general release of claims and compliance with the terms of the employment agreement. In addition, pursuant to the terms of each NEO’s performance share unit award agreements, upon such termination of employment, the NEO vests in a pro rata portion of his or her performance share units (based on the number of days in the performance period prior to termination) to the extent the applicable performance goals are otherwise satisfied.

If the NEO’s employment terminates due to death or disability, in addition to the Accrued Benefits, the executive or his or her estate, as applicable, is entitled to receive (i) immediate vesting as of the last day of employment in any unvested portion of any time-based equity awards previously issued to the executive (with any awards that vest based in whole or in part on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement) and (ii) payment of a pro-rated bonus for the year of termination (calculated based on actual performance). In addition, pursuant to the terms of each NEO’s performance share unit award agreements, upon such termination of employment, the NEO vests in his or her target number of Performance Share Units, and pursuant to the terms of the matching component under the MSPP, the deferred stock units and restricted stock units granted thereunder become 100% vested.

If the NEO’s employment terminates due to retirement, in addition to the Accrued Benefits, the executive is entitled to receive (i) immediate vesting as of the last day of employment in any time-based equity awards previously issued to the executive previously issued to the executive (with any awards that vest based in whole or in part on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement), (ii) payment of a pro-

rated bonus for the year of termination (calculated based on actual performance), and (iii) pro-rated vesting of Performance Share Units if the retirement occurs on or after the first anniversary of the first day of the performance period and achievement of the performance goals relating to such Performance Share Units is certified by the Committee at the end of the applicable performance period.

While none of the employment agreements includes severance provisions that are tied to a change in control, pursuant to the 2024 Equity Incentive Plan (which amended and restated our 2020 Equity Incentive Plan) and the award agreements governing the NEO’s outstanding equity awards, upon a change in control of the Company, (i) the NEO’s outstanding, unvested options and restricted stock become fully vested (A) if the equity awards are not assumed or (B) if the equity awards are assumed and the NEO’s employment is terminated without cause or for good reason within 12 months following the change in control, and (ii) the NEO will vest in a number of Performance Share Units equal to the greater of (A) a pro rata portion of his or her Performance Share Units to the extent the applicable performance goals are otherwise satisfied and (B) his or her target number of Performance Share Units. In addition, the deferred stock units and restricted stock units granted under the matching component of the MSPP become 100% vested (i) if such units are not assumed or (ii) if such units are assumed and the participant is terminated without cause or resigns for good reason (as such terms are defined in the matching component of the MSPP) within 24 months following the change in control of the Company.

Neither the employment agreements nor the equity award agreements provide for any excise or other tax gross-up other than the potential for payment of the Indemnity Amount discussed above.

The table below summarizes the potential cash payments and estimated equivalent cash value of benefits that will be generally owed to our NEOs under the terms of their employment agreements and equity award agreements described above in connection with the occurrence of the following various scenarios as of December 31, 2024. Amounts shown do not include the Accrued Benefits.

				Without Cause/
		Non-renewal		For Good
Executive		by Company		Reason		Death		Disability		Retirement
Officer	Benefit	($)(1)		($)(2)		($)		($)(3)		($)(4)
William M. Walker	Cash	5,727,582	(5)	5,727,582	(5)	N/A		N/A		N/A
	Continued Life and Health	21,781	(6)	21,781	(6)	N/A		N/A		N/A
	Equity Acceleration	3,105,665	(7)(8)	6,307,471	(7)(8)	13,285,479	(7)(9)	13,285,479	(7)(9)	N/A
	Total	8,855,028		12,056,834		13,285,479		13,285,479		N/A
Gregory A. Florkowski	Cash	1,778,082	(5)	1,778,082	(5)	N/A		N/A		N/A
	Continued Life and Health	31,426	(6)	31,426	(6)	N/A		N/A		N/A
	Equity Acceleration	1,127,539	(7)(8)	1,617,574	(7)(8)	2,745,512	(7)(9)	2,745,512	(7)(9)	N/A
	Total	2,937,047		3,427,082		2,745,512		2,745,512		N/A
Stephen P. Theobald	Cash	2,475,031	(5)	2,475,031	(5)	N/A		N/A		N/A
	Continued Life and Health	306	(6)	306	(6)	N/A		N/A		N/A
	Equity Acceleration	1,271,993	(7)(8)	2,461,163	(7)(8)	5,801,843	(7)(9)	5,801,843	(7)(9)	N/A
	Total	3,747,330		4,936,500		5,801,843		5,801,843		N/A
Daniel J. Groman	Cash	1,265,186	(5)	1,265,186	(5)	N/A		N/A		N/A
	Continued Life and Health	11,592	(6)	11,592	(6)	N/A		N/A		N/A
	Equity Acceleration	423,836	(7)(8)	698,259	(7)(8)	1,567,232	(7)(9)	1,567,232	(7)(9)	N/A
	Total	1,700,614		1,975,037		1,567,232		1,567,232		N/A
Paula A. Pryor	Cash	1,388,698	(5)	1,388,698	(5)	N/A		N/A		N/A
	Continued Life and Health	21,781	(6)	21,781	(6)	N/A		N/A		N/A
	Equity Acceleration	804,510	(7)(8)	1,221,152	(7)(8)	2,206,635	(7)(9)	2,206,635	(7)(9)	N/A
	Total	2,214,989		2,631,631		2,206,635		2,206,635		N/A

(1)	This column describes the payments and benefits that become payable if the Company elects not to renew the employment agreement.
(2)	The term “cause” means any of the following, subject to any applicable cure provisions: (i) the conviction of the executive of, or the entry of a plea of guilty or nolo contendere by the executive to, any felony; (ii) fraud, misappropriation or embezzlement by the executive; (iii) the executive’s willful failure or gross negligence in the performance of his or her assigned duties for the Company; (iv) the executive’s breach of any of his or her fiduciary duties to the Company; (v) a material violation of a material Company policy; or (vi) the material breach by the executive of any material term of the employment agreement.

The term “good reason” means any of the following, subject to any applicable cure provisions, without the executive’s consent: (i) the assignment to the executive of substantial duties or responsibilities inconsistent with the executive’s position at the Company, or any other action by the Company which results in a substantial diminution of the executive’s duties or responsibilities; (ii) a requirement that the executive work principally from a location that is 20 miles further from the executive’s residence than the Company’s address on the effective date of the executive’s employment agreement; (iii) a 10% or greater reduction in the executive’s aggregate base salary, target bonus, excluding any reductions caused by the failure to achieve performance targets, or annual grant date fair value of time-based equity awards; or (iv) any material breach by the Company of the employment agreement.

(3)	The term “disability” means such physical or mental impairment as would render the executive unable to perform each of the essential duties of the executive’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months.
(4)	The term “retirement” means the executive’s resignation on or after age 65. As of December 31, 2024, none of our NEOs had attained age 65 and therefore were not retirement-eligible.
(5)	Represents the sum of the following: (i) the executive’s 2024 base salary at December 31, 2024, to be paid for a period of 12 months in approximately equal installments on the Company’s regularly scheduled payroll dates, subject to payroll deductions and withholdings, (ii) two times the average annual bonus earned by the executive for 2022 and 2023, and (iii) the executive’s earned 2024 bonus (based on actual performance).
(6)	Represents the value of life and health benefits paid by the Company for 12 months.
(7)	Includes the value of accelerated vesting of restricted stock granted to the executives. The acceleration value of the restricted stock was calculated using the closing price of $97.21 per share on December 31, 2024.

The value of accelerated vesting of Performance Share Units is included in the columns for termination without cause or for good reason, due to death and due to disability. The acceleration value of the Performance Share Units is calculated using the closing price of $97.21 per share on December 31, 2024 and the applicable number Performance Share Units under our 2022-2024, 2023-2025 and 2024-2026 performance share plans that are eligible to vest upon such a termination pursuant to the terms of the applicable award agreement. For termination without cause or for good reason, the number of Performance Share Units reported for the 2022-2024 performance share plan is based on the actual level of performance. The number of Performance Share Units reported for the 2023-2025 performance share plan is based on no achievement of the revenue goal, return on equity goal, or the diluted earnings per share goal, which is reflective of performance during 2023 and 2024. The number of Performance Share Units reported for the 2024-2026 performance share plan is based on target level achievement of the revenue and the diluted earnings per share goals and threshold level of the return on equity goal, which is reflective of performance during 2024. For termination due to death and disability, the number of Performance Share Units for each of the 2022-2024, 2023-2025 and 2024-2026 performance plans is the number that would be achieved under the target level of performance.

(8)	Does not include the value of accelerated vesting of deferred stock units and restricted stock units granted under the matching component of the MSPP upon a termination of employment without cause or for good reason occurring within 24 months of a change in control. For additional information, see the table below.
(9)	Includes the value of accelerated vesting of deferred stock units and restricted stock units granted under the matching component of the MSPP, calculated using the closing price of $97.21 per share on December 31, 2024.

In addition to the applicable amounts disclosed in the table above, the table below sets forth the estimated value as of December 31, 2024 of accelerated vesting that will be generally owed to our NEOs under the terms of the matching component of the MSPP described above if the NEO’s employment is terminated without cause or the NEO resigns for good reason within 24 months of a change in control of the Company or if awards under the matching component of the MSPP are not assumed in the change in control transaction.

		Without Cause/For Good Reason
		Within 24 Months of a Change in
Executive Officer	Benefit	Control ($)(1)
William M. Walker	Equity Acceleration	804,298
Gregory A. Florkowski	Equity Acceleration	229,620
Stephen P. Theobald	Equity Acceleration	985,185
Daniel J. Groman	Equity Acceleration	224,664
Paula A. Pryor	Equity Acceleration	150,838
(1)	Represents the value of accelerated vesting of deferred stock units and restricted stock units granted under the matching component of the MSPP upon a termination of employment without cause or for good reason occurring within 24 months of a change in control. The acceleration value is calculated using the closing price of $97.21 per share on December 31, 2024.

Amounts that could be payable under the NQDCP upon a triggering event described in this section are disclosed above in the “2024 Nonqualified Deferred Compensation” table and related narrative.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Walker, our CEO. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.

We identified the median employee by examining taxable earnings of all employees employed by us on December 31, 2024, excluding (i) our CEO and (ii) all 38 employees located in countries outside of the United States, representing approximately 2.7% of the Company’s total employees. Except for the CEO and non-U.S. employees, we included all employees, whether employed on a full-time or part-time basis, and did not make any estimates, assumptions or adjustments to any annual base salaries.

After identifying the median employee based on taxable earnings, we calculated annual total compensation for 2024 for such employee using the same methodology we used for our NEOs as set forth in the 2024 Summary Compensation Table earlier in this section.

For 2024, the annual total compensation of the median employee was $161,699. For 2024, the annual total compensation of our CEO was $7,575,160. The resulting pay ratio of the annual total compensation of our CEO to the annual total compensation of the median employee for 2024 was 47:1.

Pay-Versus-Performance

Pay-Versus-Performance Table

As required by the Securities and Exchange Commission, the following table is intended to compare the amounts of compensation “actually paid” to our NEOs for each of the fiscal years ended December 31, 2020, 2021, 2022, 2023 and 2024 to the Company’s:

●	TSR (on an absolute and relative basis);
●	net income; and
●	diluted EPS, the Company’s selected measure.

Differences in our summary compensation table amounts and compensation actually paid reflect changes in the fair value of equity awards, both outstanding and vested in each year, and the probability assessment of performance under our performance share plan (“PSP”) at the end of each fiscal year.

					Value of Initial Fixed $100
					Investment Based On:
			Average
	Summary		Summary	Average		S&P 600
	Compensation	Compensation	Compensation	Compensation		Small Cap		Diluted
	Table Total	Actually Paid	Table Total for	Actually Paid	Company	Financials	Net	Earnings
	for PEO	to PEO	Other NEOs	to Other NEOs	TSR	TSR	Income	per Share
Year	($)	($)(1)	($)	($)(1)	($)(2)	($)(2)	($mm)	($)
2024	7,575,160	8,601,703	2,256,593	2,312,669	169.97	125.72	108.17	3.19
2023	4,821,113	4,679,223	2,033,001	2,042,895	189.23	105.65	107.36	3.18
2022	4,775,116	(7,712,630)	1,899,621	(2,818,053)	129.68	100.43	213.82	6.36
2021	7,558,968	19,975,036	2,928,087	7,305,891	243.74	116.80	265.76	8.15
2020	6,954,317	20,191,276	3,497,906	7,609,006	145.95	91.65	246.18	7.69
(1)	Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2024	William M. Walker	Gregory A. Florkowski, Stephen P. Theobald, Daniel J. Groman and Paula A. Pryor

2023	William M. Walker	Gregory A. Florkowski, Howard W. Smith, Stephen P. Theobald, and Richard M. Lucas

2022	William M. Walker	Gregory A. Florkowski, Howard W. Smith, Stephen P. Theobald, Richard M. Lucas and Paula A. Pryor
2021	William M. Walker	Stephen P. Theobald, Howard W. Smith, Richard M. Lucas and Paula A. Pryor

2020	William M. Walker	Stephen P. Theobald, Howard W. Smith, Richard M. Lucas and Paula A. Pryor

Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined based on the stock price at the end of each fiscal year taking into account the probable outcome as of the end of the year for outstanding performance awards, as follows:

For the fiscal year ending December 31, 2019, represents actual performance for the 2017 performance awards and assumes threshold performance for the 2018 and 2019 performance awards.

For the fiscal year ending December 31, 2020, represents actual achievement for the 2018 performance awards, assumes the achievement of the maximum performance level for ROE and EPS and target performance level for revenue for the 2019 performance award, and assumes the achievement of the maximum performance level for EPS and revenue and target performance level for ROE for the 2020 performance award.

For the fiscal year ending December 31, 2021, represents actual achievement for the 2019 performance awards, achievement of maximum performance level for EPS and revenue and target performance level for ROE for the 2020 performance awards, and assumes the achievement of threshold performance level for EPS, target performance level for revenue and ROE, and no achievement under the TSR outperformance component for the 2021 performance award.

For the fiscal year ending December 31, 2022, represents actual achievement for the 2020 performance awards, assumes the achievement of a below-threshold performance level for EPS, target performance level for revenue, threshold performance level for ROE and no achievement under the TSR outperformance component for the 2021 performance awards, and assumes the achievement of a below-threshold performance level for EPS and ROE, threshold performance level for revenue and no achievement under the TSR outperformance component for the 2022 performance award.

For the fiscal year ending December 31, 2023, represents actual achievement for the 2021 performance awards, and assumes the achievement of a below-threshold performance level for EPS, revenue, and ROE and no achievement under the TSR outperformance component for the 2022 and 2023 performance awards.

For the fiscal year ending December 31, 2024, represents actual achievement for the 2022 performance awards, and assumes the achievement of a below-threshold performance level for EPS, revenue, and ROE and no achievement under the TSR outperformance component for the 2023 performance awards, and assumes the achievement of target performance level for EPS and revenue, and threshold performance level for ROE and no achievement under the TSR outperformance component for the 2024 performance awards.

The following table sets forth the adjustments we made in the pay-versus-performance table in order to arrive at the amount of compensation “actually paid” to our NEOs

Adjustments to Determine Compensation “Actually Paid” for PEO ($)	2024
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(3,499,953)
Increase in Fair Value of Awards Granted during year that Remain Unvested as of Year-end, determined as of Year-end	5,031,371
Increase/deduction for Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	(295,331)
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	(209,544)
Total Adjustments	1,026,543

Adjustments to Determine Compensation “Actually Paid” for Non-PEO NEOs (Average)($)	2024
Deduction for Amounts Reported under the “Stock Awards” Column in the Summary Compensation Table	(922,297)
Increase in Fair Value of Awards Granted during year that Remain Unvested as of Year-end, determined as of Year-end	1,161,388
Increase/deduction for Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	(104,441)
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	(78,574)
Total Adjustments	56,076
(2)	Represents the value of an investment of $100 on December 31, 2019, and that all dividends, if any, were reinvested.

Tabular List of Important Financial Measures

The following reflects the financial measures that that we have determined represent the most important financial measures used to link compensation actually paid to performance for 2024:

Most Important Financial Measures for 2024
Diluted Earnings Per Share
Return on Equity (ROE)
Total Revenues
Adjusted EBITDA

Relationship between Compensation Actually Paid and Financial Measures

Our compensation program is designed to be aligned with our performance, with the majority of our NEOs’ compensation awarded in the form of variable performance-based pay that is tied to the achievement of financial and operational performance. Additionally, a significant portion of our NEOs’ compensation is equity-based and subjects our NEOs to the same market fluctuations as our stockholders. The above table illustrates this alignment as follows:

●	2020 and 2021 represented strong performance years for the Company, including record levels of performance in 2021 with double-digit growth in revenues and adjusted EBITDA and record diluted earnings per share. As depicted in the pay-versus-performance table, compensation actually paid to our NEOs in 2020 and 2021 reflects these outstanding achievements and also reflects the significant growth in our Company’s stock price in both 2020 and 2021 on both an absolute and relative basis, including a 46% increase in absolute TSR in 2020 and a 67% increase in absolute TSR in 2021.
●	In 2022, our Company’s stock price continued to outperform our peer index but declined relative to the Company’s record-high 2021 performance. Accordingly, the compensation actually paid to our NEOs in 2022 was negative due to a decrease in fair value of outstanding and unvested equity awards and lower attainment under our annual cash incentive and performance share programs.
●	In 2023, market performance for the Company improved on both an absolute and relative basis. Total shareholder return significantly outperformed the S&P 600 small cap financials index and contributed to higher compensation actually paid than in 2022. Despite this increase, compensation actually paid remains lower than reported compensation for the PEO and relatively flat for other NEOs due to continued below threshold performance in long-term equity award metrics.
●	In 2024, our Company successfully executed on our business plan and delivered strong financial performance despite a decline in our stock price at December 31, 2024. Compensation actually paid to our NEOs in 2024 is reflected at a higher amount than reported compensation but is aligned with our overall performance, as summarized below:
●	While the Company’s stock price declined on an annual basis, it continued to strongly outperform the S&P 600 Small Cap Financials Index and we continued to successfully execute on our business plan delivering stronger financial performance and earnings growth;
●	We exceeded our targeted adjusted EBITDA and revenue goals, representing a year-over-year increase, and achieved 77% of our targeted diluted EPS goal resulting in an above target payout under our annual incentive program. This represented a meaningful year-over-year increase in cash compensation, amid stronger financial performance;
●	The majority of our NEOs’ compensation is granted in the form of equity awards with a long-term vesting component that resulted in a significant amount of unvested and unearned equity awards due to our rigorous performance goals;
●	Because our 2022 PSP awards were forfeited and the 2023 PSP awards are tracking to earn below threshold, there was no change in the incremental value of these awards despite the decline in our stock price. This was offset by the equity awards granted in 2024 that are tracking to earn at target for EPS and Revenue and at threshold for ROE, as a result of our stronger performance in 2024, resulting in a more meaningful increase to our compensation actually paid;
●	The alignment of our compensation actually paid and performance is further illustrated in the graphs below:

Director Compensation

The following table sets forth 2024 compensation for each non-employee director who was a member of our Board in 2024. Mr. Walker also serves as a member of our Board but does not receive any additional compensation for providing these services. Refer to our “2024 Summary Compensation Table” for information regarding 2024 compensation for Mr. Walker.

2024 Director Compensation

	Fees Earned or		Stock Awards
Name	Paid in Cash ($)		($)(1)	Total ($)
Donna C. Wells	135,000		149,920	284,920
John Rice	125,000		149,920	274,920
Dana L. Schmaltz	120,000	(2)	149,920	269,920
Ellen Levy	120,000		149,920	269,920
Jeffery R. Hayward	110,000		149,920	259,920
Gary S. Pinkus(3)	98,548	(2)	134,301	232,849
Michael Warren(4)	—		—	—
Howard W. Smith, III(5)	—		—	—
Michael D. Malone(6)	165,000		149,920	314,920
(1)	Amounts shown in this column represent the grant date fair value in accordance with FASB ASC Topic 718 of restricted common stock and restricted stock units multiplied by the number of shares or restricted stock units, respectively, granted to each Board member. As of December 31, 2024, each then-current director, excluding Mr. Pinkus (who became a director effective as of June 9, 2024) held 1,591 shares of unvested restricted stock or unvested restricted stock units. Messrs. Malone and Warren held no shares of unvested restricted stock or unvested restricted stock units.

(2)	Amount includes the value of restricted stock units received in lieu of directors’ fees for service in 2024 and fees received in cash.
(3)	Mr. Pinkus commenced serving on our Board on June 9, 2024.
(4)	Mr. Warren ceased serving on our Board on May 2, 2024.
(5)	Mr. Smith ceased serving on our Board on May 2, 2024.
(6)	Mr. Malone ceased serving on our Board on June 7, 2024 as a result of his death.

2024 compensation for our non-employee directors consisted of the following:

●	an annual base cash retainer of $100,000; and
●	an annual award of $150,000 of shares of restricted stock (rounded down to the nearest whole share) under our 2024 Equity Incentive Plan granted on the date of the 2024 annual meeting of stockholders, which vests on the one-year anniversary of the date of grant, subject to the director’s continued service on our Board

In addition, our compensation program for non-employee directors provided for the following additional annual cash retainers:

●	Audit and Risk Committee: Chair — $25,000; Member — $10,000;
●	Compensation Committee: Chair — $25,000; Member — $10,000;
●	Nominating and Corporate Governance Committee: Chair — $15,000; Member — $10,000; and
●	the Lead Director receives an additional annual cash retainer of $30,000.

Under the Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”), non-employee directors may voluntarily elect to purchase shares of the Company’s common stock with up to 100% of their annual director compensation. On the date that the compensation would otherwise be paid, the portion of the compensation that is deferred will be used to purchase deferred stock units at the fair market value of the Company’s common stock on such date. These deferred stock units granted under the Director Deferred Compensation Plan are fully vested and non-forfeitable on the date of purchase with respect to deferred stock units received in respect of cash compensation, and the deferred stock units granted in respect of restricted stock are subject to the same vesting or other forfeiture restrictions that would have otherwise applied to such restricted stock. With respect to each deferred stock unit granted under the Director Deferred Compensation Plan, the Company will issue to the participant one share of the Company’s common stock on the date elected by the participant, which will be the first to occur of (i) within 90 days following the participant’s separation from the Company, (ii) immediately prior to, on or within 30 days following a change in control, (iii) within 90 days following the participant’s disability, (iv) within 90 days following the participant’s death or (v) if the participant has elected to receive payment while still a member of our Board, the date that is three, five or ten years following the last day of the applicable plan year in which an amount was deferred.

Stock Ownership Guidelines for Our Non-Employee Directors

Our Board has adopted stock ownership guidelines for our non-employee directors. Under those guidelines, our non-employee directors, are required to own stock equal to five times the annual base cash retainer. Stock ownership for the purpose of these guidelines includes stock, restricted stock and stock units, but does not include shares underlying vested or unvested stock options. Non-employee directors are required to achieve the ownership threshold by the five-year anniversary of the director joining our Board.

Equity Compensation Plan Information

The table below sets forth information as of the end of our 2024 fiscal year for (i) all equity compensation plans approved by our stockholders and (ii) all equity compensation plans not approved by our stockholders. See Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 for a description of our 2024 Equity Incentive Plan. See “— Management Deferred Stock Unit Purchase Plan” above for a description of our MSPP.

Number of
Securities
	Number of		Available for
	Securities to be	Weighted-	Future Issuance
	Issued Upon	Average Exercise	Under Equity
	Exercise of	Price of	Compensation
	Outstanding	Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants and	Warrants and	Reflected in First
	Rights	Rights	Column)
Plan Category	(#)(3)	($)(4)	(#)
Equity compensation plans approved by security holders(1)	675,360	39.82	2,194,377
Equity compensation plans not approved by security holders(2)	122,952	—	299,365
Total	798,312	N/A	2,493,742
(1)	The 2024 Equity Incentive Plan was approved by our stockholders on May 2, 2024 and amended and restated our 2020 Equity Incentive Plan.
(2)	Represents shares registered on a Registration Statement on Form S-8 on May 10, 2013 and November 24, 2020 to be used for purchases under the MSPP.
(3)	Represents the purchased and matching deferred and restricted stock units under the MSPP, dividend equivalent units associated with the matching deferred and restricted stock units under the MSPP, outstanding Performance Share Units under our 2024 Equity Incentive Plan and shares to be issued upon exercise of options. Amounts representing Performance Share Units assume maximum performance and amounts.
(4)	Restricted and deferred stock units under the MSPP and Performance Share Units under the 2024 Equity Incentive Plan have no exercise price and were not factored into the calculation of the weighted average exercise price. This column represents the weighted average exercise price of 8,344 options outstanding under the 2024 Equity Incentive Plan.

Compensation Committee Interlocks and Insider Participation

During 2024, the following individuals served on our Compensation Committee for all or part of the year: Jeffery R. Hayward, Ellen Levy, Michael D. Malone, John Rice and Dana L. Schmaltz. None of these individuals is or was an officer or employee, or former officer or employee, of ours. None of these individuals has or had relationships with us requiring disclosure under Item 404 of Regulation S-K. No interlocking relationship exists or existed between members of the Compensation Committee or the Board, and the board of directors or compensation or similar committees of any other company.

Proposal 3: Advisory Resolution to Approve Executive Compensation

We are presenting this proposal, commonly known as a “say on pay” proposal pursuant to Section 14A of the Exchange Act, to provide stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement.

We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our stockholders. As described under the heading “COMPENSATION DISCUSSION AND ANALYSIS,” our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and stockholders by tying compensation to the achievement of key financial and operating objectives that we believe enhance stockholder value over the long term and by encouraging executive share ownership so that a portion of each executive’s compensation is tied directly to stockholder value.

For these reasons, we are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that the stockholders hereby approve the compensation of the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this proxy statement.”

While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Compensation Committee and Board intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding the compensation of our NEOs. Unless the Board modifies its policy on the frequency of future “say on pay” advisory votes, the “say on pay” advisory vote occurs every year and, accordingly, the next “say on pay” advisory vote will be held at the 2026 annual meeting of stockholders.

Vote Required

The affirmative vote of a majority of the votes cast at the annual meeting with respect to the matter is required to approve, on a non-binding advisory basis, the compensation of the NEOs. Abstentions and broker non-votes will not count as votes cast with respect to the proposal and will have no effect on the result of the vote.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 7, 2025, certain information regarding the beneficial ownership of our common stock by:

●	each person known to us to be the beneficial owner of more than 5% of our common stock;
●	each NEO;
●	each of our directors and nominees for director; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes for each executive officer and director options that are currently exercisable or exercisable within 60 days of March 7, 2025. Each director, officer or 5% or more stockholder, as the case may be, furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. We have based our calculations of the percentage of beneficial ownership of 33,968,158 shares of common stock outstanding as of March 7, 2025.

Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Walker & Dunlop, Inc., 7272 Wisconsin Avenue, Suite 1300, Bethesda, Maryland 20814.

	Shares of	% of Shares of
	Common Stock	Common Stock
	Beneficially	Beneficially
Beneficial Owner	Owned	Owned
5% Stockholders:
BlackRock, Inc.(1)	5,018,962	14.78%
The Vanguard Group(2)	3,761,413	11.07%
Janus Henderson Group plc(3)	1,845,100	5.43%
Directors/Director Nominees and Named Executive Officers:
William M. Walker(4)	963,283	2.84%
Stephen P. Theobald(5)	114,414	*
Gregory A. Florkowski(6)	26,021	*
Daniel J. Groman(7)	13,765	*
Paula Pryor(8)	12,300	*
Dana L. Schmaltz(9)	79,054	*
John Rice(10)	31,331	*
Ellen Levy	—	*
Donna C. Wells(9)	1,760	*
Jeffery R. Hayward(9)	1,591	*
Gary S. Pinkus	—	*

Executive Officers and Directors/Director Nominees as a group (11 persons)	1,243,519	3.66%
*	Less than 1%.
(1)	This amount includes 4,965,970 shares and 5,018,962 shares in which the holder exercises sole voting power and sole dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on November 8, 2024 by BlackRock, Inc. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A. The address of the principal business office of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(2)	This amount includes 22,447 shares, 3,704,255 shares and 57,158 shares in which the holder exercises shared voting power, sole dispositive power and shared dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	This amount includes 1,845,100 shares in which the holder exercises shared voting power and shared dispositive power. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on February 14, 2025 by Janus Henderson Group plc. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A. The address of the principal business office of Janus Henderson Group plc is 201 Bishopsgate, EC2M 3AE, United Kingdom.
(4)	Includes 52,128 shares of restricted stock, which represent the unvested portions of restricted stock grants. All restricted stock grants were made to vest ratably on February 15 of each of the three successive years following the applicable grant date. Includes 3,955 shares of common stock held as custodian for each of his three sons, for an aggregate of 11,865 shares of common stock, as well as 540,147 shares of common stock held by a family limited liability company for which Mr. Walker serves as the managing member. The reported number also includes 0 shares underlying currently exercisable stock options.
(5)	Includes 18,521 shares of restricted stock, which represent the unvested portions of restricted stock grants. All restricted stock grants were made to vest ratably on February 15 of each of the three successive years following the applicable grant date. The reported number also includes 38,219 shares of common stock held by a family limited liability company. The reported number also includes 8,344 shares underlying currently exercisable stock options.
(6)	Includes 13,345 shares of restricted stock, which represent the unvested portions of restricted stock grants. All restricted stock grants were made to vest ratably on February 15 of each of the three successive years following the applicable grant date. The reported number also includes 0 shares underlying currently exercisable stock options.
(7)	Includes 6,918 shares of restricted stock, which represent the unvested portions of restricted stock grants. All restricted stock grants were made to vest ratably on February 15 of each of the three successive years following the applicable grant date. The reported number also includes 0 shares underlying currently exercisable non-qualified stock options.
(8)	Includes 9,339 shares of restricted stock, which represent the unvested portions of restricted stock grants. All restricted stock grants were made to vest ratably on February 15 of each of the three successive years following the applicable grant date. The reported number also includes 0 shares underlying currently exercisable non-qualified stock options.
(9)	Includes 1,591 shares of restricted stock, which represent the unvested portions of restricted stock grants.

(10)	Includes 1,591 shares of restricted stock, which represent the unvested portions of restricted stock grants. Also includes 55 shares of common stock held by the Rice Family Trust.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policies

Our Board has adopted a written policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is (or are to be) a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest; provided, however, that approval is not required for competitive bidding and similar transactions that are not deemed to be related party transactions under Item 404(a) of Regulation S-K. Under the policy, a related person would need to promptly disclose to our compliance officer any related person transaction and all material facts about the transaction. Our compliance officer would then assess and promptly communicate that information to the Audit and Risk Committee of our Board. Based on its consideration of all of the relevant facts and circumstances, the Audit and Risk Committee will either approve or reject the transaction or refer the transaction to the full Board or other appropriate Board committee, in its discretion. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit and Risk Committee, which will evaluate all options available, including ratification, revision or termination of such transaction, and will either approve or reject the transaction or refer the transaction to the full Board or other appropriate Board committee, in its discretion. Our policy provides that any director who may be interested in a related person transaction should recuse himself or herself from any consideration of such related person transaction.

2010 Registration Rights Agreement

In December 2010, in connection with our initial public offering, we completed formation transactions through which Walker & Dunlop, LLC became our wholly owned subsidiary. In connection with such formation transactions, we entered into a registration rights agreement with regard to shares of our common stock issued to former direct and indirect equity holders of Walker & Dunlop, LLC, which we refer to collectively as the 2010 registrable shares. Among the parties to such registration rights agreement, which we refer to as the 2010 registration rights agreement, were several of our then stockholders, including one of our current NEOs, Mr. Walker, together with his permitted assignees and transferees, who we refer to collectively as holders of 2010 registrable shares.

Pursuant to the 2010 registration rights agreement, we granted to holders of 2010 registrable shares demand registration rights, subject to certain limitations, to have such shares registered for resale on a registration statement that must remain effective for the shorter of: (a) two (2) years from its date of effectiveness, (b) the period ending on the date on which all of the 2010 registrable shares covered by such registration are eligible for sale without registration pursuant to Rule 144 or any successor provision under the Securities Act, without volume limitations or other restrictions on transfer thereunder, and (c) the date on which the parties to the 2010 registration rights agreement complete the sale of all of the 2010 registrable shares. We also granted to holders of 2010 registrable shares holding a number of 2010 registrable shares equal to at least ten percent (10%) of the total number of shares of our common stock issued in the formation transactions described above demand registration rights, subject to certain limitations, pursuant to which such holder will be entitled to effect the sale of such 2010 registrable shares through an underwritten public offering.

In addition to demand registration rights, we also granted to holders of 2010 registrable shares tag-along (or “piggy-back”) rights, subject to certain limitations, pursuant to which such holders have the right to have such shares registered if we propose to file a registration statement with respect to an underwritten offering of shares for our own account. We will bear all of the costs and expenses incident to our registration obligations under the 2010 registration rights agreement, including, among other things, fees and disbursements of one counsel retained by the selling holders of 2010 registrable shares. We have also agreed, subject to certain limitations, to indemnify holders of 2010 registrable shares against specified liabilities, including certain potential liabilities arising under the Securities Act.

As of March 7, 2025, there are 0.6 million shares of our common stock that are registrable under the 2010 registration rights agreement, all of which are owned directly or indirectly by Mr. Walker.

Investments in Walker & Dunlop Investment Partners’ Funds

Our executive officers are permitted to invest on a discretionary basis their personal capital directly in funds managed by our registered investment adviser, WDIP. In 2024, Messrs. Walker and Theobald each committed to invest up $1,000,000 and $500,000, respectively, in funds managed by WDIP. During 2024, Messrs. Walker and Theobald each funded $375,000 and $190,000 of their respective capital commitments.

OTHER MATTERS

Other Matters to Come Before the 2025 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board, or, if no recommendation is given, in their own discretion.

Stockholder Proposals and Nominations for the 2026 Annual Meeting

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than November 14, 2025.

Any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC, posted on our investor relations web page and may be obtained from the Secretary of the Company upon request. These notice provisions require that nominations for directors must be received by the Secretary at our principal executive offices not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting nor earlier than the 150th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, such notice to be timely must be so delivered not earlier than the 150th day prior to such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

In connection with our solicitation of proxies for our 2026 annual meeting of stockholders, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

* * * *

By Order of the Board of Directors

	Name:	Daniel J. Groman
	Title:	Executive Vice President,
General Counsel and Secretary

Bethesda, Maryland
March 14, 2025

01 - William M. Walker 04 - Gary S. Pinkus 07 - Donna C. Wells 02 - Jeffery R. Hayward 05 - John Rice 03 - Ellen Levy 06 - Dana L. Schmaltz 72BM For Against Abstain For Against Abstain For Against Abstain The Sample Company A Proposals — The Board of Directors recommend a vote “FOR” each Director Nominee and “FOR” proposals 2 and 3. 043CGC 2. Ratification of the appointment of the independent registered public accounting firm 3. Advisory resolution to approve executive compensation 1. Election of Directors: For Against Abstain For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/WD or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Votes submitted electronically must be received by 11:59 p.m., Eastern Time on April 30, 2025 Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/WD Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/WD Notice of 2025 Annual Meeting of Stockholders THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Daniel J. Groman and William M. Walker, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Walker & Dunlop, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on May 1, 2025 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE AND “FOR” PROPOSALS 2 AND 3 AS RECOMMENDED BY THE BOARD OF DIRECTORS. (Items to be voted appear on reverse side) Walker & Dunlop, Inc. C Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders The Proxy Statement and 2024 Annual Report to Stockholders are available at: www.envisionreports.com/WD Annual Meeting of Stockholders May 1, 2025, 10:00am ET Hilton Garden Inn 7301 Waverly St, Bethesda, Maryland 20814 Upon arrival, please present this admission ticket and photo identification at the registration desk.